Exhibit 10.1

EXECUTION

LOAN AND SECURITY AGREEMENT

by and among

HERCULES FUNDING III, LLC

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

MUFG UNION BANK, N.A.

as the Arranger and Administrative Agent,

Dated as of May 5, 2016

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1	Definitions	1

	1.2	Accounting Terms	31

	1.3	Code	31

	1.4	Construction	31

	1.5	Schedules and Exhibits	32

2.	LOAN AND TERMS OF PAYMENT		32

	2.1	Revolver Advances	32

	2.2	Borrowing Procedures and Settlements	32

	2.3	Payments	38

	2.4	Overadvances and Required Amortization Amount	41

	2.5	Interest Rates: Rates, Payments, and Calculations	41

	2.6	Cash Management	42

	2.7	Crediting Payments	43

	2.8	Funding of Proceeds	43

	2.9	Maintenance of Loan Account; Statements of Obligations	44

	2.10	Fees	44

	2.11	Capital Requirements	45

	2.12	LIBOR Option	45

	2.13	Increase of Commitments and Maximum Revolver Amount	48

	2.14	Notes	50

3.	CONDITIONS; TERM OF AGREEMENT		50

	3.1	Conditions Precedent to the Initial Extension of Credit	50

	3.2	Conditions Precedent to all Extensions of Credit	53

	3.3	Term	53

	3.4	Effect of Termination	53

	3.5	Early Termination by Borrower	54

4.	CREATION OF SECURITY INTEREST		54

	4.1	Grant of Security Interest	54

	4.2	Negotiable Collateral	54

	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	55

	4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required	55

	4.5	Power of Attorney	55

	4.6	Right to Inspect and Verify	56

	4.7	Control Agreements	57

	4.8	Servicing of Note Receivables	57

	4.9	Release of Note Receivables	57

5.	REPRESENTATIONS AND WARRANTIES		58

	5.1	No Encumbrances	58

	5.2	Eligible Note Receivables	58

	5.3	Subsidiaries	58

	5.4	Location of Collateral	59

	5.5	Records	59

	5.6	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	59

	5.7	Due Organization and Qualification; Subsidiaries	59

	5.8	Due Authorization; No Conflict	60

	5.9	Litigation	60

	5.10	No Material Adverse Change	60

	5.11	Fraudulent Transfer	61

	5.12	Employee Benefits	61

	5.13	Compliance with Statutes	61

	5.14	Brokerage Fees	61

	5.15	Intellectual Property	61

	5.16	Leases	61

	5.17	Tax Status	61

	5.18	Complete Disclosure	61

	5.19	Indebtedness	62

	5.20	Compliance	62

	5.21	Servicing	62

	5.22	Permits, Licenses, Etc.	62

	5.23	Margin Stock	62

	5.24	Investment Company Act	62

	5.25	LCR	62

	5.26	Patriot Act	63

6.	AFFIRMATIVE COVENANTS		63

	6.1	Accounting System	63

	6.2	Collateral Reporting	64

	6.3	Financial Statements, Reports, Certificates	65

	6.4	Notices Regarding Collections Servicing Staff	67

	6.5	Collection of Note Receivables	67

	6.6	Maintenance of Properties	68

	6.7	Taxes	68

	6.8	Insurance	68

	6.9	Location of Collateral	69

	6.10	Compliance with Laws	69

	6.11	Separateness	69

	6.12	Disclosure Updates	71

	6.13	[Reserved]	71

	6.14	Required Asset Documents	71

	6.15	Sale and Servicing Agreement	71

	6.16	Escrow Deposits	71

	6.17	Interest Rate Protection	72

	6.18	Further Assurances	72

	6.19	Acquisition of Note Receivables	72

7.	NEGATIVE COVENANTS		72

	7.1	Indebtedness	72

	7.2	Liens	72

	7.3	Restrictions on Fundamental Changes	73

	7.4	Disposal of Assets	73

	7.5	Change Name	73

	7.6	Nature of Business	73

	7.7	No Subsidiaries or Interests in Real Property	73

	7.8	Change of Control	73

	7.9	Required Procedures	73

	7.10	Restricted Payments	73

	7.11	Accounting Methods	73

	7.12	Investments	74

	7.13	Transactions with Affiliates	74

	7.14	Use of Proceeds	74

	7.15	Collateral with Bailees	74

	7.16	Financial Covenants	74

	7.17	Certain Borrower and HTGC Portfolio Covenants	75

	7.18	Sale and Servicing Agreement	76

	7.19	Independent Manager	76

	7.20	No Further Negative Pledges	77

	7.21	Acquisition of Note Receivables	77

8.	EVENTS OF DEFAULT		78

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		80

	9.1	Rights and Remedies	80

	9.2	Remedies Cumulative	83

10.	TAXES AND EXPENSES		83

11.	WAIVERS; INDEMNIFICATION		83

	11.1	Demand; Protest; etc	83

	11.2	The Lender Group’s Liability for Borrower Collateral	83

	11.3	Indemnification	84

12.	NOTICES		85

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		86

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		87

	14.1	Assignments and Participations	87

	14.2	Successors	90

15.	AMENDMENTS; WAIVERS		90

	15.1	Amendments and Waivers	90

	15.2	Replacement of Holdout Lender	91

	15.3	No Waivers; Cumulative Remedies	92

16.	AGENT; THE LENDER GROUP		92

	16.1	Appointment and Authorization of Agent	92

	16.2	Delegation of Duties	93

	16.3	Liability of Agent	93

	16.4	Reliance by Agent	93

	16.5	Notice of Default or Event of Default	93

	16.6	Credit Decision	94

	16.7	Costs and Expenses; Indemnification	94

	16.8	Agent in Individual Capacity	95

	16.9	Successor Agent	95

	16.10	Lender in Individual Capacity	96

	16.11	Withholding Taxes	96

	16.12	Collateral Matters	99

	16.13	Restrictions on Actions by Lenders; Sharing of Payments	100

	16.14	Agency for Perfection	101

	16.15	Payments by Agent to the Lenders	101

	16.16	Concerning the Collateral and Related Loan Documents	101

	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	101

	16.18	Several Obligations; No Liability	102

	16.19	Bank Product Providers	103

17.	GENERAL PROVISIONS		104

	17.1	Effectiveness	104

	17.2	Section Headings	104

	17.3	Interpretation	104

	17.4	Severability of Provisions	104

	17.5	Counterparts; Electronic Execution	104

	17.6	Revival and Reinstatement of Obligations	104

	17.7	Confidentiality	104

	17.8	Lender Group Expenses	105

	17.9	USA Patriot Act	105

	17.10	Integration	105

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance

Exhibit B-1	Form of Borrowing Base Certificate

Exhibit C-1	Form of Compliance Certificate

Exhibit D-1	Form of Accession Agreement

Exhibit E-1	Form of Note Receivables Purchase Agreement

Exhibit L-1	Form of LIBOR Notice

Schedule C-1	Commitments

Schedule R-1	Required Asset Documents

Schedule 5.4	Locations of Collateral

Schedule 5.6(a)	Jurisdictions of Organization

Schedule 5.6(b)	Chief Executive Offices

Schedule 5.6(c)	Organizational ID Numbers

Schedule 5.6(d)	Commercial Tort Claims

Schedule 5.7(b)	Capitalization of Borrower and HTGC

Schedule 5.15	Intellectual Property

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of May 5, 2016, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, and such other lenders as may become a party hereto in accordance with the terms hereof, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), MUFG UNION BANK, N.A., formerly known as Union Bank, N.A., as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and, on the other hand, HERCULES FUNDING III, LLC, a Delaware limited liability company (“Borrower”).

RECITALS

Borrower has requested that the Lenders extend to it credit on the terms and subject to the conditions set forth herein, and the Lenders are prepared to extend such credit on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Lenders and Agent hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accession Agreement” means an agreement in substantially the form set forth hereto as Exhibit D-1.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper or a General Intangible, or is a debtor under, or a maker of, a Note Receivable.

“Additional Documents” has the meaning set forth in Section 4.4(c). “Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided that a Person shall not be deemed to be an “Affiliate” of an Account Debtor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Account Debtor or Persons under common control in different industries and whose assets do not cross-collateralize different Note Receivables. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership, membership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Affiliated Account Debtors” means, as of any date of determination, all Account Debtors as of such date that are Affiliates of one another.

“Affiliated Note Receivables” means, as of any date of determination with respect to any particular group of Affiliated Account Debtors, all Note Receivables owed by such Affiliated Account Debtors as of such date.

“Affiliated Account Debtor Principal Balance” means, as of any date of determination with respect to all Affiliated Note Receivables owed by any particular group of Affiliated Account Debtors, the aggregate outstanding principal balance of such Affiliated Note Receivables as of such date.

“Agent” means the Bank, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent Advances” has the meaning set forth in Section 2.2(e)(i).

“Agent-Related Persons” means Agent together with its Affiliates, officers, directors, employees, and agents.

“Agent’s Account” means an account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 77070196431 and maintained by Agent with MUFG Union Bank, N.A., 1980 Saturn Street, Monterey Park, CA 91754-7417, ABA No. 122000496, Reference: Hercules Capital, Inc.

“Agent’s Liens” means the Liens granted by Borrower to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agreement” has the meaning set forth in the preamble hereto.

“Amortization Commencement Date” means the day immediately following the end of the Revolving Credit Availability Period.

“Amortization Commencement Date Principal Balance” means the aggregate outstanding principal balance of Advances as of the Amortization Commencement Date.

“Amortization Period” means the period commencing on the Amortization Commencement Date and ending on the earlier of (a) payment in full of the Obligations, and (b) the Maturity Date.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A-1.

“Assignment of Note” means an Assignment of Note in the form attached to the Collateral Custodian Agreement.

“Authorized Person” means any of Manuel Henriquez, Andrew Olson, Melanie Grace, Mark Harris, or any other individual then serving as the Chief Executive Officer, Chief Financial Officer, Corporate Controller, or General Counsel of Borrower or HTGC, as applicable; provided, that for purposes of this Agreement, no individual who is an Authorized Person shall cease to be an Authorized Person, and no individual who is not then an Authorized Person shall become an Authorized Person, unless and until Agent has received written notice of such change from Borrower or HTGC, as applicable, and in the case of an individual becoming an Authorized Person such individual has been approved by Agent in its Permitted Discretion.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Bank” means MUFG Union Bank, N.A., and its successors and assigns.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower by a Bank Product Provider: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) stored value cards, (v) purchase cards (including so-called “procurement cards” or “P-cards”), (vi) Cash Management Services, or (vii) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower.

“Bank Product Provider” means the Bank or any of its Affiliates.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has reasonably determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrower in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means, for any Interest Period, the rate determined by Agent to be the per annum rate (rounded upward to the nearest one-hundredth of one percent (1/100%)) at which Dollar deposits in immediately available funds and in lawful money of the United States would be offered to Agent, on behalf of Lenders, outside of the United States at approximately 11:00 a.m. (LIBOR time) three (3) Business Days before the first day of such Interest Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Rate Loan sought by Borrower.

“Base Rate” means, for any day, the variable per annum rate of interest equal to the greatest of (a) the Federal Funds Rate for such day plus one percent (1.00%), (b) the LIBOR Rate plus one percent (1.00%), and (c) the rate of interest announced, from time to time, by Agent as its “prime rate”, with the understanding that the “prime rate” is one of Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Agent may designate.

“Base Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means one and one quarter percent (1.25%).

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA for which Borrower or any ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers or managing members) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or managing members).

“Books” means all of Borrower’s now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Accounts” means, collectively, the Collection Account and the Custodial Account.

“Borrower Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to all property, including, without limitation, each of the following (in each case excluding the Retained Interest and Excluded Amounts):

(a) all of its Accounts,

(b) all of its Books and Documents,

(c) all of its commercial tort claims,

(d) all of its Deposit Accounts,

(e) all of its Equipment,

(f) all of its General Intangibles,

(g) all of its Inventory,

(h) all of its Investment Property (including all of its securities, Securities Accounts and if applicable, Permitted Investments),

(i) all of its Negotiable Collateral, including all of its Note Receivables,

(j) all of its Supporting Obligations,

(k) money of Borrower,

(l) other personal property assets of Borrower,

(m) any other Goods not listed in the foregoing, and

(n) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books and Documents, commercial tort claims, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real

Property, Supporting Obligations, money, other Goods or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Borrower’s Required Procedures” means the “Credit and Collection Policy” as defined in the Sale and Servicing Agreement, specifically including underwriting, valuation, auditing and documentation guidelines, standard documentation, and portfolio management policies and procedures, in the form delivered to Agent and approved by Agent on or prior to the Closing Date, as amended from time to time in accordance with the Sale and Servicing Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of an Agent Advance.

“Borrowing Base” means, as of any date of determination, the sum of:

(a) fifty percent (50%) of the Net Eligible Balance as of such date, minus

(b) the sum of, without duplication, (i) the Bank Product Reserve Amount as of such date, and (ii) the aggregate amount of any Permitted Refunds as of such date.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1, duly executed and delivered by the chief financial officer of Borrower (and, if the chief financial officer of Borrower is not the same Person as the chief financial officer of HTGC, the chief financial officer of HTGC) and delivered by Borrower to Agent.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of California or the State in which the principal office of Agent is located except that if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $250,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds or mutual funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Services” means any cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change in Law” means the occurrence after the Closing Date of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following: (a) HTGC ceases to directly own and control 100% of the outstanding capital Stock of Borrower; (b) HTGC or parties designated or appointed by HTGC cease to be the only Manager(s) of Borrower; (c) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the issued and outstanding shares of capital Stock of HTGC having the right to vote for the election of directors of HTGC under ordinary circumstances; or (d) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of HTGC (together with any new directors whose election to the board of directors of HTGC or whose nomination for election by the stockholders of HTGC was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Closing Certificates” means certificates from an Authorized Person of Borrower and an Authorized Person of HTGC, in each case (i) attesting to the resolutions of such Person’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Person is a party, (ii) authorizing specific officers of such Person to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of such Person, and (iv) addressing such other factual matters in connection with the Agreement and the other Loan Documents as may reasonably be required by Agent.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means the Borrower Collateral and all other assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Collateral, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Custodian” means the Bank, in its capacity as “Pledgeholder” pursuant to the Collateral Custodian Agreement.

“Collateral Custodian Agreement” means that certain Possessory Collateral Agreement, dated as of May 5, 2016, by and among Borrower, Agent and Bank, in its capacity as Pledgeholder, as amended, modified, supplemented or restated from time to time.

“Collateral Custodian Fees” means any fees payable to the Collateral Custodian in accordance with the Collateral Custodian Agreement.

“Collateral Loan Checklist” has the meaning set forth in the Collateral Custodian Agreement.

“Collection Account” means the Deposit Account of Borrower maintained with Bank that Bank and Borrower have designated as the “Collection Account” for purposes of this Agreement.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrower.

“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.4(b).

“Commitment” means, with respect to each Lender, the aggregate commitment of such Lender to make Advances and, with respect to all Lenders, the aggregate commitments of all Lenders to make Advances, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 (as amended from time to time in accordance with the terms hereof) or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Competitor” means any Person that is (a) a business development company or (b) primarily engaged in alternative asset management, including, without limitation, any private equity fund, distressed asset fund or hedge fund.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1, duly executed and delivered by the chief financial officer of Borrower (and, if the chief financial officer of Borrower is not the same Person as the chief financial officer of HTGC, the chief financial officer of HTGC) and delivered by Borrower to Agent.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by Borrower, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Control Position Loan” means any Note Receivable with respect to which HTGC and/or one or more of its Affiliates either (i) individually or collectively hold greater than 50% of the voting interests with regard to such Note Receivable and related loan documents, (ii) hold a minority blocking interest such that decisions with regard to such Note Receivable under the related loan documents regarding material consents, amendments, waivers or approvals require HTGC’s and/or its Affiliates’ vote, or (iii) hold rights to determine, direct and/or implement enforcement action in respect thereof.

“Custodial Account” means the Deposit Account of Borrower maintained with Bank that Bank and Borrower have designated as the “Custodial Account” for purposes of this Agreement.

“Custody Agreement” means the Global Custody Agreement (For Foreign and Domestic Securities), dated as of May 5, 2016, by and between Bank, as custodian, and Borrower, as amended, modified, supplemented or restated from time to time.

“Daily Balance” means, with respect to each day during the term of this Agreement, the aggregate outstanding amount of all Advances or Obligations, as the context requires, at the end of such day.

“Debt to Worth Ratio” means, with respect to any Person as of any date of determination, a ratio of (a) the outstanding amount of all Indebtedness of such Person as of such date, to (b) the Tangible Net Worth of such Person as of such date.

“Default” means an event or condition that, but for the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Defaulted Note Receivable” means any Note Receivable with respect to which (a) any payment owing thereunder remains outstanding and unpaid, in whole or in part, for more than ninety (90) days past the date it became due and payable according to the original face and tenor of such Note Receivable or as extended in accordance with Borrower’s Required Procedures, (b) with respect to which foreclosure proceedings have been initiated against any property securing such Note Receivable, or (c) that Borrower or Agent in its Permitted Discretion deems to be non-collectible.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within one (1) Business Day of the date that it is required to do so under this Agreement unless such Lender notifies Agent and Borrower in writing that such failure to fund any Advance is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement (unless such writing relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit (unless such public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) failed, within three (3) Business Days after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement within one (1) Business Day of the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Defaulting Lender Rate” means the interest rate applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Delinquent Note Receivable” means any Note Receivable with respect to which any payment owing thereunder remains outstanding and unpaid, in whole or in part, for more than sixty (60) days past the date it first became due and payable according to the original face and tenor of such Note Receivable or as extended in accordance with Borrower’s Required Procedures at a time when no default or event of default exists under such Note Receivable.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

“Document” means a Document (as that term is defined in the Code). “Dollars” or “$” means United States dollars.

“EBIT” means, with respect to any Person for any fiscal period, such Person’s consolidated net income, minus to the extent included in determining net earnings, extraordinary gains, minus to the extent included in determining net earnings, interest income, plus Interest Expense, plus income taxes, in each case as determined for such Person for such period and in each case not otherwise defined herein as determined in accordance with GAAP.

“Eligible Note Receivable” means those Note Receivables that comply with each of the representations and warranties respecting Eligible Note Receivables made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Note Receivables shall not include a Note Receivable (unless specifically determined to be an Eligible Note Receivable by Agent following a review thereof on a case-by-case basis) if:

(a) such Note Receivable is not owned exclusively by Borrower, free and clear of all Liens other than Permitted Liens;

(b) unfunded portions of such Note Receivable;

(c) such Note Receivable does not represent a valid and binding obligation enforceable in accordance with its terms for the amount outstanding thereof;

(d) such Note Receivable does not evidence a commercial loan made to an Account Debtor in which venture capital firms, private equity groups or other institutional investors have an aggregate equity ownership of such Account Debtor of at least fifteen percent (15%) on a fully-diluted basis;

(e) at the time of its transfer to Borrower, any default or event of default (however styled) existed under such Note Receivable;

(f) any payment under such Note Receivable is more than thirty (30) days past due according to its terms or has been, or, consistent with the Borrower’s Required Procedures, should be, placed in “non-accrual” status in Borrower’s books;

(g) if such Note Receivable (i) is a Delinquent Note Receivable or a Defaulted Note Receivable, or (ii) unless waived by Agent on a case by case basis in its sole discretion, has been at any time in the most recent nine (9) months a Delinquent Note Receivable or a Defaulted Note Receivable;

(h) such Note Receivable (i) is not approved, documented, managed and otherwise in conformance with Borrower’s Required Procedures in effect upon Borrower’s acquisition thereof, or (ii) is not evidenced by HTGC’s standard loan documents for loans to be sold to Borrower and financed under this Agreement, or other documentation acceptable to Agent;

(i) such Note Receivable has been modified or had its maturity extended in a manner that is not in material compliance with Borrower’s Required Procedures;

(j) such Note Receivable is owed by an Account Debtor that is rated Investment Grade 4 or Investment Grade 5 in accordance with Borrower’s Required Procedures then in effect;

(k) Borrower’s Liens to secure payment of such Note Receivable are not first priority Liens on substantially all property of the Account Debtor, except for such permitted Liens or exclusions as are consistent with Borrower’s Required Procedures; provided, that such Note Receivable shall not be ineligible solely by reason of this clause (k) by reason of the existence of a prior Lien secured solely by the Accounts (and proceeds thereof) owned by such Account Debtor to secure a revolving line of credit provided to the Account Debtor by a Person other than Borrower so long as the maximum committed principal amount of such revolving line of credit does not exceed fifty percent (50%) of the maximum committed principal amount of Borrower’s loan to such Account Debtor;

(l) as of the applicable measurement date, such Note Receivable has a remaining term of more than sixty (60) months;

(m) the Account Debtor with respect to such Note Receivable is either (i) the United States federal government or any department, agency or instrumentality of the United States federal government, or (ii) any state of the United States or any department, agency, or instrumentality thereof;

(n) the Account Debtor with respect to such Note Receivable is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which an Authorized Person of the Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such maker;

(o) the documentation associated with such Note Receivable does not require the Account Debtor to provide ongoing financial information to Borrower, including financial statements on not less than a quarterly basis, annual audited financial statements with an opinion from an independent third-party auditor, annual budgets and ongoing loan monitoring and covenant compliance certificates consistent with Borrower’s Required Procedures;

(p) such Note Receivable was originated by a lender other than HTGC or any of its Affiliates or a bank, commercial finance company or other institutional lender approved by Agent in its Permitted Discretion;

(q) such Note Receivable has not been originated in accordance with, or does not comply in all respects with, all applicable federal, state and local laws and regulations, including applicable usury and credit disclosure laws and regulations;

(r) such Note Receivable does not require current payments of the full amount of cash interest accruing on the full unpaid principal amount thereof on at least a quarterly basis; provided, that notwithstanding this clause (r), Note Receivables that provide for payment-in-kind or accrual of a portion of such interest may be eligible so long as such payment-in-kind or accruing portion of such interest does not exceed twenty-five percent (25%) of the total interest then due on such Note Receivable;

(s) the Account Debtor with respect to such Note Receivable is in the nuclear waste, natural resource, utility, or fishing vessel industry;

(t) any of the proceeds of such Note Receivable were or are to be used for personal, family or household purposes;

(u) if (i) Borrower’s interest in such Note Receivable represents only a participating interest or (ii) such Note Receivable is otherwise payable to another Person for its own account;

(v) the Account Debtor with respect to such Note Receivable is an Affiliate of Borrower or a shareholder or employee or agent of Borrower or a member, employee or agent of any Affiliate of Borrower, or a member of the family of any of the foregoing;

(w) such Note Receivable is payable other than in Dollars;

(x) the Account Debtor with respect to such Note Receivable (i) does not maintain its chief executive office or principal residence in the United States, or (ii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(y) the Account Debtor with respect to such Note Receivable is a creditor of Borrower or is otherwise asserting any right to offset, discount (other than in connection with a Permitted Refund), litigation, counterclaim, contra-account, right of rescission or right of cancellation;

(z) the Agent or the Collateral Custodian is not then in possession of each of the Required Asset Documents related to such Note Receivable;

(aa) such Note Receivable is not subject to a valid and perfected first-priority Lien of Agent;

(bb) the Agent in its Permitted Discretion deems such Note Receivable or any part thereof uncollectible;

(cc) such Note Receivable was originated with fraud or material error, omission, misrepresentation, negligence or similar occurrence on the part of any Person;

(dd) such Note Receivable (or any rights thereunder) was sold, transferred, assigned or pledged by HTGC to any Person other than the Borrower;

(ee) such Note Receivable was selected by HTGC to be sold to Borrower in accordance with selection procedures designed to be adverse to the Agent, the Lenders or their interests; or

(ff) such Note Receivable is not a Control Position Loan.

Notwithstanding the foregoing, Agent will have the right to underwrite any Note Receivable with an original principal balance in excess of $20,000,000 to determine, in Agent’s sole discretion, whether such Note Receivable shall be an Eligible Note Receivable.

“Eligible Note Receivables Balance” means, as of any date of determination, the aggregate outstanding principal amount of all Eligible Note Receivables as of such date.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent; provided that (i) in no case shall an Affiliate of Borrower or HTGC be an Eligible Transferee hereunder, and (ii) a Competitor shall not be an Eligible Transferee hereunder unless an Event of Default has occurred and has been continuing for at least forty-five (45) days.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any of its predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any of its predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower, relating to the environment, the effect of the environment on employee health or safety, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Actions required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all equipment (as that term is defined in the Code), including machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Excess Concentration Amount” means, as of any date of determination, the sum of, without duplication:

(a) the aggregate amount by which the outstanding principal balance of Eligible Note Receivables that are Affiliated Note Receivables with the two (2) largest Affiliated Account Debtor Principal Balances as of such date exceeds 40% of the Eligible Note Receivables Balance as of such date;

(b) the aggregate amount by which the outstanding principal balance of all Eligible Note Receivables that are Restructured Notes exceeds ten percent (10%) of the Eligible Note Receivables Balance at such time;

(c) the aggregate amount by which the outstanding principal balance of all Eligible Note Receivables that are Technology Industry Note Receivables exceeds sixty percent (60%) of the Eligible Note Receivables Balance at such time;

(d) the aggregate amount by which the outstanding principal balance of all Eligible Note Receivables that are Life Sciences Industry Note Receivables exceeds sixty percent (60%) of the Eligible Note Receivables Balance at such time;

(e) the aggregate amount by which the outstanding principal balance of all Eligible Note Receivables that are Healthcare Industry Note Receivables exceeds sixty percent (60%) of the Eligible Note Receivables Balance at such time;

(f) the aggregate amount by which the outstanding principal balance of all Eligible Note Receivables (other than Technology Industry Note Receivables, Life Sciences Industry Note Receivables or Healthcare Industry Note Receivables) that are owed by Account Debtors whose business activities fall within any single industry, as defined by the Standard Industrial Classification/NAIC classification (six-digit NAIC codes) then in effect, exceeds thirty-five percent (35%) of the Eligible Note Receivables Balance at such time;

(g) the aggregate amount by which the outstanding principal balance of all Eligible Note Receivables that are owed by Account Debtors that as of such date of determination are rated Investment Grade 3 in accordance with Borrower’s Required Procedures exceeds thirty percent (30%) of the Eligible Note Receivables Balance at such time;

(h) with respect to each Eligible Note Receivable as to which a revolving line of credit described in clause (k) of the definition of “Eligible Note Receivable” exists, the aggregate amount by which the outstanding principal balance of all such Eligible Note Receivables exceeds ten percent (10%) of the Eligible Note Receivables Balance at such time;

(i) the aggregate amount by which the outstanding principal balance of all Eligible Note Receivables that have a remaining term of more than forty-two (42) months exceeds twenty-five (25%) of the Eligible Note Receivables Balance at such time;

(j) the aggregate amount by which the outstanding principal balance of all Eligible Note Receivables that were originated by a lender other than HTGC or any of its Affiliates exceeds twenty percent (20%) of the Eligible Note Receivables Balance at such time;

(k) with respect to each Eligible Note Receivables with an outstanding principal balance in excess of $20,000,000, the aggregate amount by which such outstanding principal balance exceeds $20,000,000; and

(l) with respect to each Eligible Note Receivables as to which the Account Debtor has made a refundable deposit (not held in a separate escrow account) in connection with such Note Receivable, the amount of such deposit (but, for the avoidance of doubt, excluding any Permitted Refund).

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Note Receivable included as part of the Borrower Collateral, which amount is attributable to the payment of any Taxes, fee or other charge imposed by any Governmental Authority on such Note Receivable or on any underlying collateral and (b) any amount received in the Collection Account or other Borrower Account representing (i) any amount representing a reimbursement of insurance premiums (except to the extent such reimbursement relates to insurance premiums paid by the Borrower), (ii) any escrows relating to Taxes, insurance and other amounts in connection with Note Receivables which are held in an escrow account for the benefit of the Account Debtor and the secured party pursuant to escrow arrangements under the underlying instruments and (iii) any Collections received in the Collection Account with respect to any Note Receivable that is sold or transferred by the Borrower pursuant to a Permitted Disposition, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Existing Credit Facility” means the credit facility evidenced by that certain Second Amended and Restated Loan and Security Agreement, dated August 14, 2014, as amended from time to time, by and among HTGC, as the borrower thereunder, the Bank, for itself as a lender thereunder and as agent for the lenders thereunder, and the other lenders party thereto from time to time.

“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, similar or related non-U.S. law that correspond to Sections 1471 to 1474 of the IRC, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into in connection with the implementation of such sections of the IRC and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) charged to Agent on such day on such transactions as determined by Agent.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, between Borrower and Agent, in form and substance satisfactory to Agent.

“FEIN” means Federal Employer Identification Number.

“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30) of the IRC.

“Funded Indebtedness” means any secured Indebtedness incurred by a Subsidiary of HTGC from time to time to finance (in whole or in part) a portfolio of Note Receivables.

“Funding Date” means any date on or after the Closing Date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means all general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, commercial tort claims, Deposit Accounts, Goods, Investment Property, and Negotiable Collateral.

“Goods” means goods (as that term is defined in the Code).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, formation or organization, bylaws, partnership agreement, operating or limited liability company agreement, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Healthcare Industry Note Receivable” means a Note Receivable due from an Account Debtor that is a company that procures, provides and/or distributes medical equipment, medical supplies, and health care services to providers such as hospitals, home health care providers, and nursing homes or directly to consumers.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means the Bank or any of its Affiliates.

“Hercules Funding II” means Hercules Funding II, LLC, a Delaware limited liability company, or any successor thereto.

“Holdout Lender” has the meaning set forth in Section 15.2(a).

“HTGC” means Hercules Capital, Inc., a Maryland corporation.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation of guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Independent Manager” has the meaning set forth in Section 7.19.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) EBIT for such period, to (ii) total Interest Expense to the extent paid or required to be paid during such period, in each case determined for such Person.

“Interest Expense” means, with respect to any Person for any fiscal period, total consolidated interest expense (whether cash or non-cash) of such Person paid or deemed paid in respect of any Indebtedness during such period plus all unused line fees and other fees paid in respect of Indebtedness during such period, determined in accordance with GAAP, and shall in any event exclude, the amortization of debt discounts.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on (and including) any Payment Date (except for the first Interest Period hereunder, which shall commence on the Closing Date) and ending (but excluding) the next Payment Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock or all or substantially all of the assets of such Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders and Agent.

“Lender Group Expenses” means all reasonable and documented (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid, advanced or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including initial and subsequent periodic Collateral appraisals or valuations or business valuations to the extent of the fees and charges therefor (and up to the amount of any limitation contained in this Agreement)), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) out of pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement or the Fee Letter, (g) to the extent subject to indemnification by Borrower under Section 11.3, costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower, (h) Agent’s costs and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent’s and each Lender’s costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower, HTGC or any of its Affiliates or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral. All such amounts representing a mere pass-through by a member of the Lender Group of out-of-pocket costs and expenses set by a third-party shall be deemed to be reasonable for purposes of this Agreement and other Loan Documents.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(a).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage, and in no case shall the LIBOR Rate be less than 0%.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate pursuant to Borrower’s exercise of the LIBOR Option in accordance with Section 2.12.

“LIBOR Rate Margin” means three and one-quarter percent (3.25%).

“Life Sciences Industry Note Receivable” means a Note Receivable due from an Account Debtor that is a company that researches and produces pharmaceuticals, biotechnology, and medical devices for use in humans. The industry sub-sectors of the life sciences industry, include, but are not limited to medical devices, bio-pharmaceutical, drug discovery and drug delivery.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, deed to secure debt, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.9.

“Loan Documents” means this Agreement, the Closing Certificates, the Custody Agreement, the Collateral Custodian Agreement, the Control Agreements, the Sale and Servicing Agreement, the Notes (if any), the Disbursement Letter, the Fee Letter, any other fee letter entered into from time to time between Borrower and any member of the Lender Group relating to the transactions contemplated hereby, the Officers’ Certificates, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into now or in the future, by Borrower and the Lender Group in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, taken as a whole, or HTGC and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of HTGC or Borrower to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of HTGC or Borrower.

“Maturity Date” has the meaning set forth in Section 3.3.

“Maximum Revolver Amount” means $75,000,000, or such other amount of the aggregate Commitments at such time as reflected on Schedule C-1 as then in effect pursuant to this Agreement or any amendment to this Agreement. Notwithstanding any provision in Section 15.1, any amendment to this Agreement that only adds one or more additional lenders as a Lender under this Agreement or adds or increases the amount of a Lender’s Commitment shall be effective if signed by the additional or existing Lender whose Commitment is added or increased thereby, Borrower and Agent, and shall not require the consent of Required Lenders or any other Lender.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

“Net Eligible Balance” means, as of any date of determination, the aggregate outstanding principal balance of all Eligible Note Receivables less the Excess Concentration Amount as of such date.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Note” has the meaning specified therefor in Section 2.14.

“Note Receivable” means a negotiable promissory note evidencing a fully funded commercial loan purchased by Borrower in accordance with Borrower’s Required Procedures and secured by a Lien on property owned by the maker of such note; provided, that if Borrower’s Required Procedures as in effect at the time that such loan is made or purchased by Borrower do not require the execution of a promissory note and no promissory note is executed to evidence such loan, then the term “Note Receivable” means the obligation of the Account Debtor to repay such loan as evidenced by the agreements and documents evidencing such loan.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, supplements, restatements or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificates” means the forms of Representations and Warranties of Officers provided by Agent to Borrower and HTGC, together with each of Borrower’s and HTGC’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Originator” has the meaning set forth in the Sale and Servicing Agreement. “Overadvance” has the meaning set forth in Section 2.4.

“Payment Date” means the fourth (4th) day of each calendar month. “Participant” has the meaning set forth in Section 14.1(e).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means, so long as all proceeds thereof are contemporaneously remitted to the Collection Account:

(a) the sale by Borrower of Note Receivables to the Originator pursuant to any repurchase obligations of the Originator under the Sale and Servicing Agreement;

(b) so long as no Default or Event of Default has occurred and is continuing, the sale by Borrower of Note Receivables (other than Delinquent Note Receivables or Defaulted Note Receivables) in an aggregate amount not to exceed in any fiscal year of Borrower an amount equal to 30% of the aggregate Commitments then in effect (measured as of each applicable date upon which a Permitted Disposition is proposed to be made hereunder) if (i) the cash consideration received by Borrower in connection with each such sale is at least the greater of (A) the fair market value of such sold Note Receivable, and (B) the amount of Advances, if any, currently advanced against such sold Note Receivable, (ii) such sale shall be made on an arms’ length basis, (iii) both before and after giving effect to any such sale, Borrower (or HTGC, if applicable) shall be in pro forma compliance with each covenant set forth in Sections 7.16 and 7.17, and (iv) such sale is made without representation, warranty or recourse of any kind by Borrower (other than customary representations regarding title, absence of liens on the sold Note Receivable, status of Borrower, due authorization, enforceability, no conflict and no required consents in respect of such sale), (v) the manner in which such Note Receivable was selected by

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Borrower does not adversely affect the Lenders and (vi) Borrower shall have used commercially reasonable efforts to ensure that the agreement pursuant to which such Note Receivable is sold contains an obligation on the part of each other party thereto to not file or join in filing any involuntary bankruptcy petition against Borrower prior to the end of the period that is one year and one day after the payment in full of all Obligations of Borrower under this Agreement and not to cooperate with or encourage others to file involuntary bankruptcy petitions against Borrower during the same period; and

(c) so long as no Default or Event of Default has occurred and is continuing, the sale by Borrower of Delinquent Note Receivables or Defaulted Note Receivable if (i) the cash consideration received by Borrower in connection with each such sale is at least the greater of (A) the fair market value of such sold Note Receivable, and (B) the amount of Advances, if any, currently advanced against such sold Note Receivable, (ii) such sale shall be made on an arms’ length basis, and (iii) such sale is made without representation, warranty or recourse of any kind by Borrower (other than customary representations regarding title, absence of liens on the sold Note Receivable, status of Borrower, due authorization, enforceability, no conflict and no required consents in respect of such sale), (iv) the manner in which such Note Receivable was selected by Borrower does not adversely affect the Lenders and (v) Borrower shall have used commercially reasonable efforts to ensure that the agreement pursuant to which such Note Receivable is sold contains an obligation on the part of each other party thereto to not file or join in filing any involuntary bankruptcy petition against Borrower prior to the end of the period that is one year and one day after the payment in full of all Obligations of Borrower under this Agreement and not to cooperate with or encourage others to file involuntary bankruptcy petitions against Borrower during the same period; and

(d) the sale by Borrower of Note Receivables from time to time with the prior written consent of the Agent and the Required Lenders.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) commercial loans evidenced by a Note Receivable made in the ordinary course of business, and (e) Investments received in settlement of amounts due to Borrower effected in the ordinary course of business or owing to Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower.

“Permitted Liens” means (a) Liens held by Agent, for the benefit of the Lender Group or any Bank Product Provider, (b) Liens for unpaid taxes, assessments or governmental charges that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) rights of setoff imposed by law upon deposit of cash and cash equivalents in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank or depository institution to the extent permitted under this Agreement, and (d) Liens imposed against property of an Account Debtor that secures such Account Debtor’s obligations under a Note Receivable owned by Borrower, provided such Lien does not result from any obligation of Borrower and is not imposed by the applicable lienholder against Borrower directly.

“Permitted Protest” means the right of Borrower to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Refund” means, in connection with any Note Receivable, any promise to refund or return to the Account Debtor on such Note Receivable any upfront, facility or similar fee if such Note Receivable is fully funded and outstanding until its maturity date, provided (i) the amount of any such Permitted Refund shall not in any case exceed 2% of the aggregate commitment amount of such Note Receivable, and (ii) provided further that, as to any Note Receivable as of any date of determination, the amount of any Permitted Refund shall be deemed to be the aggregate facility fee amount that would have to be refunded or returned to the applicable Account Debtor assuming the maturity date of such Note Receivable were such date of determination.

“Permitted Restricted Payments” means:

(a) prior to the Amortization Period, distributions to the holders of Borrower’s Stock to the extent permitted by applicable law, so long as (i) no Default or Event shall have occurred and be continuing or would occur as a result thereof, (ii) the Agent and the Lenders shall have received the financial statements required by Section 6.3(a) for the most recently completed fiscal month, and (iii) both before and after giving effect to any such distribution, Borrower shall be in pro forma compliance with each covenant set forth in Sections 7.16 and 7.17;

(b) during the Amortization Period, distributions to the holders of Borrower’s Stock to the extent permitted by applicable law, so long as (i) no Default or Event shall have occurred and be continuing or would occur as a result thereof, (ii) the Agent and the Lenders shall have received the financial statements required by Section 6.3(a) for the most recently completed fiscal month, (iii) both before and after giving effect to any such distribution, Borrower shall be in pro forma compliance with each covenant set forth in Sections 7.16 and 7.17; and (iv) Borrower shall have delivered to Agent a pro forma forecast of contractually expected Collections (including the source, amount and expected timing of all such Collections) for the remainder of the Amortization Period, which pro forma estimate shall reflect in a manner reasonably satisfactory to Agent Borrower’s ability to satisfy its obligations to make Required Amortization Amounts during the remainder of the Amortization Period as and when required under Section 2.4(b), in each case assuming a drop in contractually scheduled Collections of 10% during the Amortization Period; and

(c) Permitted RIC Distributions.

“Permitted RIC Distributions” means, Permitted Tax Distributions, so long as (i) no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof (other than any Default or Event of Default occurring solely as a result of a breach of Sections 7.16(f) through (i) and Sections 7.17(c) and (d)), (ii) the Agent and the Lenders shall have received the financial statements required by Section 6.3(a) for the most recently completed fiscal month, (iii) both before and after giving effect to any such distribution, Borrower shall be in pro forma compliance with each covenant set forth in Sections 7.16 and 7.17 (other than those set forth in Sections 7.16(f) through (i) and Sections 7.17(c) and (d)), (iv) during the Amortization Period, Borrower shall have delivered to Agent a pro forma forecast of contractually expected Collections (including the source, amount and expected timing of all such Collections) for the remainder of the Amortization Period, which pro forma estimate shall reflect in a manner reasonably satisfactory to Agent Borrower’s ability to satisfy its obligations to make Required Amortization Amounts during the remainder of the Amortization Period as and when required under Section 2.4(b), in each case assuming a drop in contractually scheduled Collections of 10% during the Amortization Period, (v) both before and after giving effect to any such distribution, the Borrowing Base shall be satisfied, (vi) after giving effect to any such distribution, either (A) the sum of Availability and cash and Cash Equivalents owned by Borrower is equal to at least 50% of the amount of such distribution, or (B) no Advances shall then be outstanding, and (vii) if Advances are then outstanding, HTGC shall have certified to the Agent in writing that, in its commercially reasonable judgment, HTGC will be (A) unable to make a required distribution to its equityholders necessary to maintain its status as a RIC without receipt of such Permitted RIC Distribution and (B) able to make such distribution after giving effect to such Permitted RIC Distribution.

“Permitted Tax Distributions” means, with respect to each taxable year of HTGC, distributions to HTGC (including Permitted Tax Distributions) in an amount equal (in the aggregate) to (a) the sum of (i) HTGC’s “investment company taxable income” (within the meaning of Section 852(b)(2) of the IRC), determined without regard to Section 852(b)(2)(D) of the IRC, and (ii) the excess of HTGC’s interest income excludable from gross income under Section 103(a) of the IRC over its deductions disallowed under Sections 265 or 171(a)(2) of the IRC, in each case recognized by HTGC in respect of its ownership of Borrower for U.S. federal income tax purposes, as certified by HTGC and Borrower to the Agent in a written notice setting forth, to Agent’s reasonable satisfaction, the calculation thereof, minus (b) the sum of any distributions (including Permitted Tax Distributions) previously made to HTGC under this Agreement in respect of each such taxable year.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Projections” means, with respect to any Person, such Person’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, in the form provided to such Person’s Board of Directors, together with appropriate supporting details and a statement of underlying assumptions, in the form provided to such Person’s Board of Directors.

“Pro Rata Share” means, as of any date of determination, with respect to all matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), (a) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Commitments of all Lenders, and (b) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate outstanding principal amount of such Lender’s Advances, by (ii) the aggregate outstanding principal amount of all Advances.

“Real Property” means any estates or interests in real property.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning set forth in Section 15.2(a).

“Report” has the meaning set forth in Section 16.17(a).

“Required Amortization Amount” means, as of any date of determination, an amount equal to the product of (x) 1/12 multiplied by (y) the Amortization Commencement Date Principal Balance multiplied by (z) the number of Payment Dates that have occurred since the Amortization Commencement Date.

“Required Asset Documents” means the documents set forth on Schedule R-1 hereto.

“Required Lenders” means, at any time, the Lenders whose aggregate Pro Rata Shares constitute more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated irrevocably, more than fifty percent (50%) of the Obligations then outstanding; provided, however, that at any time when there are two or more unaffiliated Lenders, “Required Lenders” shall mean two or more unaffiliated Lenders (one of which must be the Bank or one of its Affiliates if the Bank or one of its Affiliates is then a Lender) whose aggregate Pro Rata Shares constitute more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated irrevocably, more than fifty percent (50%) of the Obligations then outstanding.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Payments” means (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of Stock in Borrower, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Stock in Borrower, now or hereafter outstanding, (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock in Borrower, now or hereafter outstanding, (d) any payment or prepayment of principal, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness owing to a holder of Stock in Borrower or an Affiliate of a holder of Stock in Borrower, or (e) any payment (including any compensation to an officer or director of Borrower, as such), loan, contribution or other transfer of funds to a holder of Stock in Borrower or to an Affiliate of Borrower or an Affiliate of any holder of Stock in Borrower not expressly authorized in the Loan Documents.

“Restructured Note” means a Note Receivable that, after becoming past due, is amended, modified, supplemented, extended or restated, provided that such note shall not be considered a Restructured Note if (i) it is no longer a Delinquent Note Receivable, (ii) it is otherwise an Eligible Note Receivable, and (iii) if as a result of such amendment, modification, supplement, extension or restatement (taking into account any material, positive changes in the financial condition of the related Account Debtor, such as additional equity financing, upon which such amendment, modification, supplement, extension or restatement was conditioned), the economic terms of such note and the rights of Borrower and prospects for payment thereunder are at least as favorable to Borrower as the original contract between such Account Debtor and Borrower, as mutually determined by Borrower and Agent.

“Retained Interest” means, with respect to any Note Receivable that is transferred to the Borrower, (i) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Loan arising under the related loan documents, (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing any agented or syndicated transaction including such Loan that relate to such portion(s) of the indebtedness that is owned by another lender (which may be the Originator or an Affiliate thereof) and (iii) the unfunded portion(s) of such Note Receivable.

“Revolver Usage” means, as of any date of determination, the aggregate principal amount of outstanding Advances.

“Revolving Credit Availability Period” means the period commencing on the first date upon which each condition set forth in Section 3.1 has been satisfied and ending on the earlier of (a) May 5, 2019, and (b) termination pursuant to Section 9.1.

“RIC” means a regulated investment company under the IRC.

“Sale and Servicing Agreement” means the Sale and Servicing Agreement, dated as of the Closing Date, among Borrower, HTGC (as Originator and initial Servicer), and Agent, in form and substance satisfactory to Agent.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” (as that term is defined in the Code).

“Servicer” means HTGC, or any other Person that assumes the functions of servicing the Note Receivables with the prior written consent of Agent or is otherwise appointed pursuant to the terms of the Sale and Servicing Agreement.

“Servicing Fees” means the “Servicing Fee” payable to Servicer in accordance with the Sale and Servicing Agreement, which shall in no case exceed for each Collection Period (as defined in the Sale and Servicing Agreement) one percent (1.0%) per annum on the average of the Aggregate Outstanding Loan Balances (as defined in the Sale and Servicing Agreement) as of the first and last day of such Collection Period.

“Settlement” has the meaning set forth in Section 2.2(f)(i).

“Settlement Date” has the meaning set forth in Section 2.2(f)(i).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, membership interests, units of membership interests, other interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligation” means any supporting obligation (as that term is defined in the Code), including any a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, Note Receivable, instrument, or Investment Property.

“Tangible Net Worth” means, with respect to any Person as of any date of determination, determined on a consolidated basis and in accordance with GAAP, the result of (a) such Person’s total members’ or shareholder’s equity, minus (b) all Intangible Assets of such Person, minus (c) all of such Person’s prepaid expenses, minus (d) all amounts due to such Person from Affiliates of such Person.

“Taxes” has the meaning set forth in Section 16.11(a).

“Technology Industry Note Receivable” means a Note Receivable due from an Account Debtor that is a company that provides products or services that require advanced innovative technologies. The industry sub-sectors, include, but are not limited to, computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, internet consumer and business services, telecommunications, telecommunications equipment, media, sustainable and renewable energy technologies and energy efficiency and monitoring technologies.

“UCC Filing Authorization Letter” means a letter duly executed by Borrower authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by the Loan Documents.

“United States” means the United States of America.

“Voidable Transfer” has the meaning set forth in Section 17.6.

“Warrant Asset” has the meaning set forth in the Sale and Servicing Agreement.

“Volcker Rule” means the common rule entitled “Proprietary Trading and Certain Interests and Relationships with Covered Funds” published at 79 Fed. Reg. 5779 et seq.

“Wells Fargo Facility” means the credit facility evidenced by that certain Amended and Restated Loan and Security Agreement, dated as of June 29, 2015, by and among Hercules Funding II, the lenders party thereto from time to time, and Wells Fargo Capital Finance, as Arranger and Administrative Agent as amended, modified in supplemented from time to time, as any Indebtedness that refinances such credit facility after the date hereof.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Group Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement (including, without limitation, the satisfaction of each applicable condition set forth in Sections 3.1 and/or 3.2), during the Revolving Credit Availability Period, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base.

(b) [Reserved].

(c) The Lenders shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 1:00 p.m. (New York time) no later than the Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. Each Borrowing hereunder shall initially be a Borrowing of a Base Rate Loan. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) [Reserved].

(c) Making of Advances.

(i) Promptly after receipt of a request for a Borrowing pursuant to Section 2.2(a), Agent shall notify the Lenders, not later than 4:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Custodial Account or to such other account as shall be designated by Borrower to Agent.

(ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 12:00 noon (New York time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other Non-Defaulting Lender), (C) second, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.3) as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (C) third, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (J) of Section 2.3(b)(i). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (and Borrower shall not be required to pay any fee payable under Section 2.10(a) that otherwise would have been required to have been paid to such Defaulting Lender); provided, that (x) any Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, and (y) any waiver, amendment or modification to this Agreement requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. The provisions of this Section 2.2(c)(iii) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.2(c)(iii) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.2(c)(iv) shall be released to Borrower); provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. The operation of this

Section 2.2(c)(iii) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including all interest, fees (other than any fee payable under Section 2.10(a) relating to any period in which Lender was a Defaulting Lender), and other amounts that may be due and payable in respect thereof; provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.2(c)(iii) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2(c)(iii) shall control and govern.

(d) [Reserved]

(e) Agent Advances.

(i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.2(e) shall be referred to as “Agent Advances”); provided, however, that Agent shall not knowingly make additional Agent Advances that would cause the aggregate amount of outstanding Agent Advances at such time to exceed ten percent (10%) of the Borrowing Base at such time without the consent of all Lenders. Each Agent Advance shall be deemed to be an Advance hereunder, except that all payments thereon shall be payable to Agent solely for its own account.

(ii) The Agent Advances shall be repayable on demand and secured by the Agent’s Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(f) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) for itself, with respect to each Agent Advance, and (2) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 5:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.2(c)(iii)): (y) if a Lender’s balance of the Advances and Agent Advances exceeds such Lender’s Pro Rata Share of the Advances and Agent Advances as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances and Agent Advances, and (z) if a Lender’s balance of the Advances and Agent Advances is less than such Lender’s Pro Rata Share of the Advances and Agent Advances as of a Settlement Date, such Lender shall no later than 2:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances and Agent Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Agent Advance and shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) During the period between Settlement Dates, Agent with respect to Agent Advances and each Lender with respect to the Advances other than Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent or the Lenders, as applicable.

(g) Notation. Agent, as a non-fiduciary agent for Borrower, shall record on its books the principal amount of the Advances and stated interest owing to each Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

(h) Lenders’ Failure to Perform. All Advances (other than Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(i) Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent, and Agent, may, but is not obligated to, knowingly and intentionally, continue to make Advances to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than ten percent (10%) of the Borrowing Base, (ii) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance, Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrower in any way. The Advances that are made pursuant to this Section 2.2(i) shall be subject to the same terms and conditions as any other Advance, except that the rate of interest applicable thereto shall be the rate applicable to Advances under Section 2.5(b) hereof without regard to the presence or absence of a Default or Event of Default.

(i) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

(ii) Each Lender shall be obligated to settle with Agent as provided in Section 2.2(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.2(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

2.3 Payments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. So long as no Event of Default has occurred and is continuing, Borrower shall remit all payments to Agent as and when due hereunder for application to the Obligations as described above. During the continuance of any Event of Default, all amounts in the Borrower Accounts and all proceeds of Accounts or other Collateral received by Agent shall be applied by Agent as follows:

(A) first, to pay on a ratable basis, until paid in full any Collateral Custodian Fees then due to the Collateral Custodian under the Collateral Custodian Agreement;

(B) second, any amounts required to be paid by Borrower to maintain its legal existence and franchises (not to exceed $1,000 per annum) and to pay the Servicing Fee of Servicer and, with respect to any successor Servicer, expenses and other amounts due such successor Servicer under the Sale and Servicing Agreement or any successor agreement thereto, until paid in full;

(C) third, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full;

(D) fourth, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full;

(E) fifth, to pay interest and fees due in respect of all Agent Advances, until paid in full;

(F) sixth, ratably to pay interest and fees due in respect of the Advances (other than Agent Advances), until paid in full;

(G) seventh, to pay the outstanding principal of all Agent Advances until paid in full,

(H) eighth, subject to the proviso at the end of this clause (H), ratably

1)	to pay the outstanding principal of all Advances until paid in full, and

2)	ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause ii) of the most recently established Bank Product Reserve Amount (but in no event in an amount in excess of five percent (5%) of the Maximum Revolver Amount at such time) to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the

Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(i), beginning with tier (A) hereof;

provided, however, that upon satisfaction of the conditions described in the definition of “Permitted RIC Distributions,” Borrower may request from Agent, and Agent shall release to Borrower, funds in the Custodial Account for the purposes of making a Permitted RIC Distribution immediately prior to the payment of the amounts described in this clause (H), except that during the Amortization Period any such release to Borrower for the purposes of making a Permitted RIC Distribution shall occur only after an amount of Advances equal to the then applicable Required Amortization Amount shall have already been paid to the Lenders pursuant to this clause (H);

(I) ninth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(J) tenth, ratably to pay any Obligations owed to Defaulting Lenders, and

(K) eleventh, to Borrower (to be wired to the Custodial Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(f).

(iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.3(b) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

2.4 Overadvances and Required Amortization Amount.

(a) Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to the Lender Group pursuant to Section 2.1 is greater than (i) the Maximum Revolver Amount or (ii) the Borrowing Base (an “Overadvance”), except as otherwise permitted pursuant to Section 2.2(i), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b). All Overadvances shall be treated as Base Rate Loans. In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

(b) Required Amortization Amount. If, as of any Payment Date following the Amortization Commencement Date, the Amortization Commencement Date Principal Balance has not been reduced by at least the Required Amortization Amount as of such date, then Borrower immediately shall pay to Agent, in cash, the amount of such shortfall, which amount shall be used by Agent to reduce the outstanding principal amount of the Amortization Commencement Date Principal Balance.

2.5 Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.5(b) below, all Obligations (except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to (A) the LIBOR Rate plus (B) the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to (A) the Base Rate plus (B) the Base Rate Margin.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), all Obligations (except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to three percent (3.0%) above the per annum rate otherwise applicable hereunder to Base Rate Loans hereunder.

(c) Payment. Except to the extent, if any, provided to the contrary in Section 2.10, Section 2.12, or elsewhere in this Agreement, interest and all other fees payable hereunder shall be due and payable, in arrears, (i) on each Payment Date that Obligations or Commitments are outstanding, and (ii) on the Maturity Date. On or about ten (10) days prior to each Payment Date, the Agent will provide Borrower with an indicative statement detailing the amount of interest and fees payable on the immediately upcoming Payment Date, which amounts shall be subject to modification as a result of changes occurring between the date of delivery of such statement and such Payment Date (and the Agent shall use commercially reasonable efforts to provide Borrower with prompt written notice of any such modification(s) on or prior to such Payment Date). Borrower hereby authorizes Agent, from time to time with prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), the fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the Bank Product Reserve Amount) to Borrower’s Loan Account, which amounts thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed (or, in the case of Base Rate Loans which accrue interest by reference to clause (c) of the definition of Base Rate, on the basis of a 365-day or 366-day year, as applicable, for the actual number of days elapsed). In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6 Cash Management.

(a) Accounts. Borrower shall open and shall at all times maintain the Borrower Accounts with Bank. All cash, checks, drafts or other items of payment relating to or constituting payments made in respect of any or all of the Collateral, all Collections, and all other proceeds of the Collateral, shall be deposited directly into the Collection Account. Borrower shall maintain in effect at all times either (i) instructions to all Account Debtors on Note Receivables to: (A) make payment of any obligations owing to Borrower directly, by ACH transfer or wire transfer, to the Collection Account, and (B) to mail or deliver all checks or other forms of payment for amounts owing to Borrower to a post office box or other address approved in writing by Agent, or (ii) enforceable authorizations from Account Debtors permitting Borrower to automatically debit payments in respect of all Note Receivables directly from such Account Debtors’ deposit accounts through the Automated Clearing House (ACH) network or electronic funds transfers. Borrower shall cause all such items referenced in the preceding sentence to be credited directly to the Collection Account. Borrower shall cause the entire balance in the Collection Account to be swept daily, or with such other frequency as Agent may approve, to the Custodial Account. Other than such transfers to the Custodial Account, neither Borrower, Servicer nor any Person claiming through either shall, or attempt to, withdraw or transfer any portion of the Collection Account, make payments from the Collection Account or issue withdrawal, transfer delivery or other instructions with respect to the Collection Account. If Borrower or any of its Affiliates receives any payments on account of Note Receivables, Collections or any other Collateral, then Borrower shall hold or cause its Affiliates to hold such payments in trust for Agent and shall promptly (and in no event later than two (2) Business Days after receipt thereof) deposit all such payments, to the extent of Borrower’s rights therein, into the Collection Account.

(b) Following the occurrence and during the continuance of an Event of Default: (i) Borrower shall not, and shall not attempt to or permit any of its Affiliates to or attempt to, withdraw or transfer any amounts in a Borrower Account, or make payments from either such account or issue withdrawal, transfer, delivery or other instructions with respect to such accounts, except as may be approved by Agent in writing; and (ii) Agent may apply all or any part of the amounts in the Borrower Accounts or any other account of Borrower maintained with Bank or otherwise to the Obligations as provided in Section 2.3(b).

2.7 Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Funding of Proceeds. Agent is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.5(c). Unless otherwise agreed by Agent and Borrower, any Advance or Agent Advance requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Custodial Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Agent Advances) made by Agent or the Lenders to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10 Fees. Borrower shall pay the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a) Unused Line Fee. On each Payment Date (other than any Payment Date occurring during the Amortization Period), Borrower shall pay to Agent, on behalf of the Lenders, an unused line fee equal to (i) the amount by which (A) the Maximum Revolver Amount then in effect exceeds (B) the average Daily Balance of Advances that were outstanding from (and including) the immediately preceding Payment Date (or, with respect to the period from the Closing Date until the first Payment Date, from (and including) the Closing Date) until (but excluding) such Payment Date, multiplied by (ii) (A) if the average Daily Balance of Advances that were outstanding during such period, or portion thereof during which the Revolving Credit Availability Period was in effect, was equal to or less than fifty percent (50%) of the average Maximum Revolver Amount in effect during such period, then one-half of one percent (0.50%) per annum, (B) if the average Daily Balance of Advances that were outstanding during such period, or portion thereof during which the Revolving Credit Availability Period was in effect, was greater than fifty percent (50%), but equal to or less than eighty percent (80%), of the average Maximum Revolver Amount in effect during such period, then three-eighths of one percent (0.375%) per annum, and (C) if the average Daily Balance of Advances that were outstanding during such period, or portion thereof during which the Revolving Credit Availability Period was in effect, was greater than eighty percent (80%) of the average Maximum Revolver Amount in effect during such period, then one-quarter of one percent (0.25%) per annum, provided for the avoidance of doubt, that no unused line fee shall accrue or be due and payable during the Amortization Period.

(b) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, Borrower shall pay to Agent the fees set forth in the Fee Letter.

(c) Audit, Appraisal, and Valuation Charges. For the separate account of Agent, Borrower shall pay to Agent audit, appraisal, and valuation fees and charges not to exceed (i) $30,000 per audit (or such higher amount as shall be mutually agreed to by Borrower and Agent) for each financial or collateral audit of Borrower performed by personnel employed by Agent, (ii) the Agent’s then applicable daily rate per applicable individual, plus reasonable and documented out of pocket expenses, for the establishment of electronic collateral reporting systems, if requested by Agent, and (iii) the actual reasonable and documented charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial or collateral audits of Borrower, to establish electronic collateral reporting systems, to appraise the Collateral or any portion thereof, or to assess Borrower’s procedures or business valuation; provided that so long as no Event of Default has occurred and is continuing, Borrower will not be charged for more than two (2) collateral audits in any twelve-month period.

2.11 Capital Requirements. If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, unless such reduction is on account of Taxes, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12 LIBOR Option.

(a) LIBOR Election. So long as no Event of Default has occurred and is continuing, Borrower may, by notifying Agent prior to 1:00 p.m. (New York time) at least three (3) Business Days prior to the commencement of an Interest Period (the “LIBOR Deadline”), elect to exercise Borrower’s option (the “LIBOR Option”) to have interest on all

(or any portion) of the Advances (other than Advances with respect to Agent Advances and Overadvances) determined for such Interest Period by reference to the LIBOR Rate. Notice of Borrower’s election of the LIBOR Option for any Interest Period shall be made by delivery by Borrower to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice to Agent by Borrower received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (New York time) on the same day). Each LIBOR Notice shall be irrevocable and binding on Borrower. Promptly upon its receipt of any LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders. Notwithstanding the foregoing, if Borrower has not exercised the LIBOR Option in accordance with this Section 2.12 prior to the LIBOR Deadline for an Interest Period, then interest on all or such portion of the Advances then eligible to have interest determined by reference to the LIBOR Rate (including the Advances that were treated as LIBOR Rate Loans during the immediately preceding Interest Period) shall be determined for such Interest Period by reference to the LIBOR Rate unless Borrower has notified Lender prior to 1:00 p.m. (New York time) at least three (3) Business Days prior to the commencement of an Interest Period that it elects interest on such Advances to accrue by reference to the Base Rate. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest determined by reference to the LIBOR Rate, and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder for the remainder of such Interest Period.

(b) Base Rate Loans in Absence of LIBOR Election Availability. If Borrower is not entitled to exercise the LIBOR Option for such Interest Period, then interest on all of the Advances (including Advances that were treated as LIBOR Rate Loans during the immediately preceding Interest Period) shall be determined for such Interest Period by reference to the Base Rate.

(c) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest by reference to the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay (or convert to Base Rate Loans) the LIBOR Rate Loans with respect to which such adjustment is made.

(ii) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates by reference to the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower, and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) thereafter, all Advances of such Lender shall be deemed to be Base Rate Loans until such Lender determines that it would no longer be unlawful or impractical to do so.

(d) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Advance as to which interest accrues by reference to the LIBOR Rate.

(e) Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any LIBOR Rate Loan on a day other than the last day of the Interest Period for such LIBOR Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Rate Loan on the date or in the amount notified by Borrower; or

(iii) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 15.2.

(f) Termination Right. If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with Section 2.11 or any Lender exercises its rights pursuant to this Section 2.12, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 3.5); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to Sections 2.11 or 2.12 in accordance with the terms hereof. In no event will the Borrower be responsible for increased amounts referred to in Section 2.11 or 2.12 which relate to any other entities to which the applicable Lender provides financing.

(g) Designation of Different Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to Sections 2.11 or any Lender exercises its rights pursuant to this Section 2.12, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

2.13 Increase of Commitments and Maximum Revolver Amount.

(a) Additional Commitments. Provided there exists no Default or Event of Default, Borrower may from time to time request: (i) any one or more existing Lenders to increase their respective Commitments, or (ii) other financial institutions first approved by Agent, in its reasonable discretion, to agree to a Commitment (each such existing Lender who has agreed to increase its Commitment or such other financial institution who has agreed to provide a new Commitment, an “Acceding Lender”), so that the total Commitments and the Maximum Revolver Amount may be increased by up to no more than One Hundred Twenty-Five Million Dollars ($125,000,000) in the aggregate (for a maximum of total Commitments of Two Hundred Million Dollars ($200,000,000)). Each such increase and new Commitment shall be subject to the prior satisfaction of the following conditions, as determined by Agent:

(i) Borrower shall have requested the increased or new Commitment in writing to Agent not less than thirty (30) days prior to the effective date of the proposed new or increased Commitment;

(ii) the Agent and Borrower shall have agreed upon an arrangement fee in respect of any such proposed new or increased Commitment and shall have entered into a fee letter evidencing the same (which fee letter, upon its execution and deliver by each party thereto, shall be deemed a “Loan Document” for all purposes);

(iii) the applicable Acceding Lender shall have underwritten and approved by its credit committees the proposed new or increased Commitment;

(iv) there shall exist no Default or Event of Default both at the time of the request for the increased or new Commitment and at the time at which the increased or new Commitment becomes effective;

(v) Agent and the Required Lenders shall have provided their prior written consent to such increase or new Commitment, which consent shall be a matter of their sole and absolute discretion;

(vi) Borrower shall deliver to Agent all documents (including, without limitation, new Notes and Loan Document modifications as Agent may reasonably request), legal opinions, certificates and instruments as Agent may require in its reasonable discretion in connection with such increase in the Commitments or new Commitment and shall pay all fees owing hereunder or under any fee letter in connection with such increased or new Commitment;

(vii) as of the date of such increased or new Commitment, the representations and warranties contained in the Loan Documents shall be true and correct in all material respects as of such date with the same force and effect as if made on and as of such date (other than (A) those representations and warranties which are qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects on and as of such date, and (B) in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects, or true and correct in all respects, as the case may be, on and as of such earlier date);

(viii) both before and after giving effect to any such increased or new Commitments, the Borrower (or HTGC, if applicable) shall be in pro forma compliance with each covenant set forth in Sections 7.16 and 7.17; and

(ix) each Acceding Lender shall have delivered to Agent (A) a duly executed Accession Agreement, whereby upon effectiveness thereof such Lender agrees to make Advances pursuant to the terms hereof, and (B) such other documents, instruments and agreements as Agent may require, including a completed and executed administrative details reply, administrative questionnaire or similar document in form satisfactory to Agent.

A new Acceding Lender shall become party to this Agreement by entering into an Accession Agreement. Upon the due execution and delivery of each Accession Agreement and satisfaction of the foregoing conditions, the Maximum Revolver Amount shall thereupon be increased by the amount of such Acceding Lender’s Commitment; provided, that Agent (in its capacity as such) shall have given its prior written consent to such accession. No Lender is obligated to increase its Commitment under any circumstances whatsoever, and no Lender’s Commitment may be increased except by its execution and delivery of an Accession Agreement or another amendment to this Agreement executed and delivered by such Lender. On the effective date specified in any duly executed and delivered Accession Agreement: (1) the Acceding Lender, to the extent not already a Lender, shall be a “Lender” hereunder and a party hereto, entitled to the rights and benefits, and subject to the duties, of a Lender under the Loan Documents, and (2) Schedule C-1 hereto shall be deemed to be amended to reflect (a) the name, address, Commitment and Pro Rata Share of such Acceding Lender, (b) the Maximum Revolver Amount as increased by such Acceding Lender’s Commitment, and (c) the changes to the other Lenders’ respective Pro Rata Shares and any changes to the other Lenders’ respective Commitments (in the event such Lender is also the Acceding Lender) resulting from such assumption and such increased Maximum Revolver Amount. On the effective date of any such increased or New Commitment, each (I) Lender’s Pro Rata Share shall be recalculated to reflect the new proportionate share of the revised total Commitments and increased Maximum Revolver Amount, (II) and each relevant Acceding Lender shall make available to the Agent such amounts in immediately available funds as the Agent determines, for the benefit of the other Lenders, as being required to cause, after giving effect to such increase and paying such amounts to such other Lenders, each Lender’s portion of the outstanding Advances of all the Lenders to equal its Pro Rata Share of such outstanding Advances. Upon request of any Acceding Lender, Borrower shall issue a Revolving Loan Note to evidence the Principal Amount of such Lender’s Commitment.

2.14 Notes. The portion of Advances made by each Lender shall be evidenced, if so requested by such Lender, by a promissory note executed by Borrower (each, as may be amended, restated, supplemented, replaced or otherwise modified from time to time, a “Note”), in an original principal amount equal to such Lender’s Commitments.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit hereunder shall be deemed to be effective upon the fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i) this Agreement;

(ii) the Closing Certificates;

(iii) the Sale and Servicing Agreement;

(iv) the Collateral Custodian Agreement; and

(v) each other Loan Document.

(b) [reserved];

(c) Agent shall have received copies of Borrower’s and HTGC’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or Assistant Secretary of such Person or the Manager of such Person, as applicable;

(d) Agent shall have received certificates of status of a recent date with respect to Borrower and HTGC issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction;

(e) Agent shall have received certificates of status of a recent date with respect to Borrower and HTGC issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Person) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Person is in good standing in such jurisdictions;

(f) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;

(g) Agent shall have received a certificate from the chief financial officer or chief executive officer of Borrower, certifying (i) as to the truth and accuracy in all material respects of the representations and warranties of Borrower contained in Section 5 of this Agreement (other than those representations and warranties already qualified by “Material Adverse Change” or a similar materiality qualifier, in which cash such certification shall certify as to the truth and accuracy in all respect of the representations and warranties of Borrower contained in Section 5 of this Agreement), (ii) the absence of any Defaults or Events of Default, and (iii) that after giving effect to the incurrence of Indebtedness under this Agreement and the other transactions contemplated by this Agreement, both HTGC and Borrower are Solvent;

(h) Agent shall have completed any business, legal, and collateral due diligence requested by it, including a review of the legal structure of Borrower, HTGC and their Affiliates, a collateral audit and review of the books and records of Borrower and HTGC and any of their Affiliates with business operations similar to those of Borrower, a review of their collateral valuation methods, verification of each of such Person’s representations and warranties to the Lender Group, and verification of third-party service providers, in each case, the results of which shall be satisfactory to Agent;

(i) Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(j) with respect to each Eligible Note Receivable as of the making of the initial Advance, Agent or the Collateral Custodian shall be in possession of all of the Required Asset Documents;

(k) Agent shall have received and approved Borrower’s Required Procedures, which Borrower’s Required Procedures shall be consistent with those previously represented to Agent and shall be acceptable to Agent in its sole discretion;

(l) Agent shall have received evidence satisfactory to Agent either that any Person having a Lien (except for Permitted Liens, if any) with respect to the assets of Borrower shall have released such Lien or that such Lien shall be automatically terminated upon the funding of the Advances to be made on the Closing Date;

(m) Borrower and HTGC shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or HTGC of the Loan Documents or with the consummation of the transactions contemplated thereby;

(n) Agent’s counsel shall have received and reviewed all standard documentation evidencing, governing, securing and guaranteeing Note Receivables, and been satisfied such documentation provides Borrower and Agent with appropriate rights and remedies to enforce any necessary collection actions with respect to such Note Receivables;

(o) the Agent shall have received evidence satisfactory to it that Borrower has appointed an Independent Manager who is acceptable to the Agent in its reasonable discretion;

(p) there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of the Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents or that would reasonably be expected to result in a Material Adverse Change;

(q) the Agent and counsel to Agent shall have received executed copies of the written opinions of Dechert LLP, counsel for Borrower and HTGC, as to such matters (including, without limitation, the true sale of sold Note Receivables under the Sale and Servicing Agreement and the Note Receivables Purchase Agreement, bankruptcy remote nature of Borrower and covered fund matters under the Volcker Rule) as the Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Agent (and Borrower hereby instructs, and HTGC shall instruct, such counsel to deliver such opinions to Agent and Lenders).

(r) in order to create in favor of Agent, for the benefit of the Lender Group, a valid, perfected first priority security interest in the Collateral, Borrower shall deliver:

(i) evidence satisfactory to the Agent of the compliance by Borrower of its obligations under Section 4 of this Agreement and any other collateral documents to which Borrower is a party the other (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver Code financing statements, originals of securities, instruments and chattel paper);

(ii) the results of a recent search, by a Person satisfactory to Agent, of all effective Code financing statements (or equivalent filings) made with respect to any personal or mixed property of Borrower and HTGC in the jurisdictions specified by Agent, together with copies of all such filings disclosed by such search, and Code termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective Code financing statements (or equivalent filings) disclosed in such search and required by the Agent to be terminated;

(s) evidence that Borrower and HTGC shall have each taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably requested by the Agent, for the benefit of the Lender Group, prior to the Closing Date;

(t) all outstanding amounts under the Existing Credit Facility shall have been repaid, the Existing Credit Facility shall have been terminated and all Liens thereunder shall have been terminated; and

(u) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder), including the initial Advance, shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extension of such Advance shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their respective Affiliates;

(d) no Material Adverse Change shall have occurred;

(e) no less than two (2) Business Days preceding the date of such Advance, Borrower shall have delivered to Agent or Collateral Custodian pursuant to this Agreement and the Sale and Servicing Agreement, with respect to each Note Receivable to be acquired or funded with any portion of such Advance, the originals of each of the Required Asset Documents; and

(f) Agent shall have received a current Borrowing Base Certificate.

3.3 Term. This Agreement shall continue in full force and effect for a term commencing on the Closing Date and ending one year after the Amortization Commencement Date (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Termination. On the Maturity Date or earlier termination of this Agreement in accordance with its terms, all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of this Agreement, however, shall relieve or discharge Borrower or HTGC of their respective duties, Obligations, or covenants hereunder or under any other Loan Documents and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver, or authorize the filing of, any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5 Early Termination by Borrower. Borrower has the option, at any time upon ninety (90) days prior written notice to Agent, to terminate this Agreement by repaying to Agent all of the Obligations in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section 3.5, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations in full, on the date set forth as the date of termination of this Agreement in such notice.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of Borrower’s right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure the prompt performance by Borrower of each of its covenants and duties under the Loan Documents. For the avoidance of doubt, the Borrower Collateral shall not include any Retained Interest or Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such items. The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2 Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral other than Note Receivables previously delivered to and being held by the Agent or the Collateral Custodian, Borrower shall promptly endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto to Agent. All Note Receivables shall be delivered to Agent or the Collateral Custodian pursuant to this Agreement and the Sale and Servicing Agreement to hold for the benefit of Agent and Lenders, along with a duly executed Assignment of Note.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrower and makers of Note Receivables that the applicable Accounts, Note Receivables, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, (b) cause a replacement servicer to take possession of, and collect such Accounts, Note Receivables, chattel paper or General Intangibles, or (c) collect such Accounts, Note Receivables, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its Collections that it receives and immediately will deliver such Collections to Servicer pursuant to the Sale and Servicing Agreement or, at the request of Agent, to Agent, in each case in their original form as received by Borrower.

4.4 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a) Borrower authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed without the signature of Borrower prior to the date hereof.

(b) If Borrower acquires any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within three (3) Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, pursuant to which Borrower shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c) At any time upon the request of Agent, Borrower shall execute or deliver to Agent, any and all fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Borrower (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Documents in Borrower’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.

4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to, following the occurrence and during the continuance of an Event of Default, (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests or make telephone inquiries for verification of Borrower’s Accounts or Note Receivables, (d) endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) settle and adjust disputes and claims respecting Borrower’s Accounts, Note Receivables, chattel paper, or General Intangibles directly with Account Debtors or makers of Note Receivables, for amounts and upon terms that Agent determines to be reasonable, in Agent’s Permitted Discretion, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6 Right to Inspect and Verify.

(a) Subject to the limitations contained in Section 2.10(c), Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (i) to inspect the Books and make copies or abstracts thereof, (ii) to communicate directly with any and all Account Debtors and makers of Note Receivables to verify the existence and terms thereof (provided, that so long as no Event of Default has occurred and is continuing, Agent shall notify Borrower prior to communicating directly with an Account Debtor or maker of Note Receivables), and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; and Borrower shall permit any designated representative of Agent to visit and inspect any of the properties of Borrower to inspect and to discuss its finances and properties and Collateral, upon reasonable notice and at such reasonable times during normal business hours.

(b) Subject to the limitations contained in Section 2.10(c), Borrower shall, with respect to each of its properties or facilities, during normal business hours and upon reasonable advance notice: (i) provide access to such facilities or properties to Agent, any Lender and any of their respective officers, employees and agents, as frequently as Agent determines to be appropriate; (ii) permit Agent, any Lender and any of their respective officers, employees and agents to inspect, examine, audit and make extracts from all of its Books and Records; (iii) permit Agent, any Lender and any of their respective officers, employees and agents to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Agent considers advisable, including pursuant to field audits; and (iv) permit Agent, any Lender and any of their respective officers, employees and agents to discuss with its officers and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects, provided that Agent shall schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and (2) provide five (5) days’ prior notice to the

Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit. Borrower shall provide to Agent, at Borrower’s expense, such clerical and other assistance as may be reasonably requested with respect thereto. Representatives of Lenders may accompany Agent’s representatives on inspections and audits. Borrower shall make available to Agent and its counsel, as quickly as practicable under the circumstances, originals or copies of all of Borrower’s Books and Records and any other instruments and documents that Agent may reasonably request. Borrower shall deliver any document or instrument reasonably necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for Borrower. If requested by Agent, Borrower shall execute an authorization letter addressed to its accountants authorizing Agent or any Lender to discuss the financial affairs of Borrower with its accountants.

4.7 Control Agreements. Borrower agrees that it will and will cause its Subsidiaries to take any or all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to all of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights. Upon the occurrence and during the continuance of an Event of Default, Agent may from time to time notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to Agent’s Account.

4.8 Servicing of Note Receivables. Until such time as Agent shall notify Borrower of the revocation of such right after the occurrence and during the continuation of an Event of Default, Borrower (a) shall, at its own expense (including through the application of available funds pursuant to Section 2.3(b)), cause the Servicer to service all of the Note Receivables, including, without limitation, (i) the billing, posting and maintaining complete records applicable thereto, and (ii) taking of such action with respect to the Note Receivables as Borrower may deem advisable, and (b) may grant, in the ordinary course of business, to any maker of a Note Receivable, any adjustment to which such maker may be lawfully entitled, and may take such other actions relating to the settling of any such maker’s claims as may be commercially reasonable, but in each case in accordance with Borrower’s Required Procedures. Agent may, at its option, at any time or from time to time, after the occurrence and during the continuation of an Event of Default hereunder, revoke the collection and servicing rights given to Borrower herein by giving notice to Borrower in accordance with the terms of the Sale and Servicing Agreement.

4.9 Release of Note Receivables.

(a) When a Note Receivable that is in the possession of Agent or the Collateral Custodian is repaid in its entirety, Agent shall return or shall authorize the Collateral Custodian to return such Note Receivable to Borrower to facilitate its payment and Agent shall release Agent’s Liens in such Note Receivable promptly upon receipt of the final payment relating to such Note Receivable.

(b) When a Note Receivable is sold by Borrower in accordance with the terms of this Agreement, Agent shall release Agent’s Liens in such Note Receivable and if such Note Receivable is in the possession of Agent or the Collateral Custodian, Agent shall transfer or shall authorize the Collateral Custodian to transfer such Note Receivable to the purchaser thereof or as otherwise directed by such purchaser against payment of the agreed amount therefor.

(c) In the event Borrower’s collateral assignment to Agent of any mortgage and loan documents relating to a Note Receivable has been recorded and such Note Receivable is (i) repaid in its entirety, (ii) sold by Borrower in accordance with the terms of this Agreement or (iii) in default and Borrower is commencing foreclosure proceedings against the Note Receivable Collateral securing such Note Receivable, then Agent shall, at Borrower’s sole expense, execute a reassignment or release of such mortgage and loan documents for the benefit of Borrower on forms prepared by Borrower and reasonably acceptable to Agent.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Borrower has good and indefeasible title to its assets, free and clear of Liens except for Permitted Liens.

5.2 Eligible Note Receivables. As to each Note Receivable that is identified by Borrower as an Eligible Note Receivable in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such certificate: (a) such Note Receivable is a bona fide existing payment obligation of the maker of such Note Receivable created in the ordinary course of Borrower’s business, (b) such Note Receivable has transferred by sale or contribution to, and is now owed by Borrower without any known defenses, disputes, offsets, counterclaims, or rights of cancellation, (c) such Note Receivable is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Note Receivables, (d) the original amount of, the unpaid balance of, and the amount and dates of payments on such Note Receivable shown on the Books of Borrower and in the schedules of same delivered to Agent are true and correct, (e) such Note Receivable is subject to a first-priority or second priority security interest, as applicable, in favor of Agent, and (f) since delivery to Agent, such Note Receivable has not been amended nor any requirements relating thereto waived without the prior written consent of Agent, other than an extension or modification in accordance with Borrower’s Required Procedures then in effect.

5.3 Subsidiaries. Borrower has no Subsidiaries.

5.4 Location of Collateral. The Borrower Collateral (other than the Collateral in the possession of Agent or Collateral Custodian) is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 5.4 (as such Schedule may be updated pursuant to Section 6.9); provided, that loan files that do not include original promissory notes, Lien instruments, or assignments of Lien instruments may be stored, from time to time, with Servicer or in a public warehouse, access to which has been assigned by Borrower to Agent.

5.5 Records. Borrower keeps complete, correct and accurate records in all material respects of the Note Receivables owned by Borrower and all payments thereon.

5.6 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The jurisdiction of organization of HTGC and the Borrower is set forth on Schedule 5.6(a).

(b) The chief executive office of HTGC and the Borrower is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated pursuant to Section 6.9).

(c) The organizational identification numbers and federal employer identification numbers, if any, of HTGC and the Borrower are identified on Schedule 5.6(c).

(d) As of the Closing Date, Borrower does not hold any commercial tort claims, except as set forth on Schedule 5.6(d).

5.7 Due Organization and Qualification; Subsidiaries.

(a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change. Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 5.7(b), is a complete and accurate description of the authorized capital Stock of each of HTGC and Borrower, by class, and, as of the Closing Date, a description of the interests of each such class that are issued and outstanding. Other than as described on Schedule 5.7(b), there are no subscriptions, options, warrants, or calls relating to any capital Stock of Borrower, including any right of conversion or exchange under any outstanding security or other instrument.

(c) Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.8 Due Authorization; No Conflict.

(a) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

(b) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal or state law or regulation, or, to the knowledge of Borrower, local law or regulation, in each case applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than under this Agreement and the other Loan Documents, or (iv) require any approval of the holders of Borrower’s Stock or any approval or consent of any Person under any material contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c) Other than the filing of financing statements, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than consents or approvals that have been obtained and that are still in force and effect.

(d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.9 Litigation. (a) There are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened, against Borrower, and (b) there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened, against HTGC that could reasonably be expected to result in a Material Adverse Change.

5.10 No Material Adverse Change. All financial statements relating to HTGC and its Subsidiaries (including the Borrower) that have been delivered to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of such Persons as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to HTGC and its Subsidiaries or the Borrower since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.11 Fraudulent Transfer.

(a) Each of HTGC and Borrower is Solvent.

(b) No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.12 Employee Benefits. None of Borrower or any of its ERISA Affiliates maintains or contributes to any Benefit Plan.

5.13 Compliance with Statutes. Borrower is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property.

5.14 Brokerage Fees. Neither Borrower nor any of its Affiliates has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement, and any brokerage commission or finders fee payable in connection herewith shall be the sole responsibility of Borrower or its Affiliates.

5.15 Intellectual Property. Borrower owns, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.15 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower is the owner or is an exclusive licensee, other than shrink wrap and other similar licenses generally available to the public.

5.16 Leases. Borrower is not a party to any lease and has no ownership interest in any Real Property except as permitted by Section 6.11(b).

5.17 Tax Status.

(a) Borrower is not and will not at any relevant time become an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

5.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of HTGC or Borrower, in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

5.19 Indebtedness. Borrower is not the obligor under any Indebtedness other than Indebtedness permitted under this Agreement and the Loan Documents.

5.20 Compliance. The standard forms and documents evidencing and executed in connection with Note Receivables and all actions and transactions by Borrower in connection therewith comply in all material respects with all applicable laws. Such standard forms and documents are commensurate with forms and documentation used by prudent lenders in the same or similar circumstances as Borrower, and, without limiting the foregoing, are sufficient to create valid, binding and enforceable obligations of each Account Debtor named therein.

5.21 Servicing. Borrower has entered into the Sale and Servicing Agreement, pursuant to which Borrower has engaged HTGC, as the initial Servicer and as Borrower’s agent, to monitor, manage, enforce and collect the Note Receivables and disburse Collections in respect thereof as provided by the Sale and Servicing Agreement, subject to this Agreement. HTGC has, and any replacement Servicer proposed by Borrower will have, the requisite knowledge, experience, expertise and capacity to service the Note Receivables.

5.22 Permits, Licenses, Etc.. Each of Borrower and HTGC has, and is in compliance in all material respects with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except for such permits, licenses, authorizations, approvals, entitlements and accreditations the absence of which could not reasonably be expected to result in a Material Adverse Change. To Borrower’s knowledge, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, the loss of which could reasonably be expected to result in a Material Adverse Change, and, to Borrower’s knowledge, there is no claim that any thereof is not in full force and effect. Schedule 5.22 lists all of the licenses, franchises, approvals or consents of any Governmental Authority or other Person that is required for Borrower to conduct its business as currently conducted or proposed to be conducted except for such licenses, franchises, approvals, or consents the absence of which could not reasonably be expected to result in a Material Adverse Change.

5.23 Margin Stock. Borrower is not and will not be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.24 Investment Company Act. Borrower is not required to register as an “investment company” under the provisions of the Investment Company Act of 1940, as amended.

5.25 LCR. In connection with this Agreement, Borrower represents, warrants and agrees that it has not, does not and will not during the term of the Agreement (a) issue any obligations that (i) constitute asset-backed commercial paper, or (ii) are securities required to be registered under the Securities Act of 1933, as amended, or that may be offered for sale under Rule 144A of the SEC thereunder, or (b) issue any other debt obligations or equity interests other than (1) the Obligations or other debt obligations substantially similar to the Obligations that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in this Agreement, and (2) equity interests issued to HTGC under the terms of Borrower’s Governing Documents. The assets and liabilities of Borrower are consolidated with the assets and liabilities of HTGC under GAAP.

5.26 Patriot Act. To the extent applicable, Borrower and HTGC are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and from time to time hereafter, and any successor statute.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, from and after the Closing Date and until termination of all of the Commitments and payment in full of the Obligations, Borrower shall do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables Servicer to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrower also shall keep a reporting system that shows all additions, fees, payments, claims, and write-downs with respect to the Note Receivables.

6.2 Collateral Reporting. Provide or cause Servicer to provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Daily	(a) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to any of Borrower’s Note Receivables;

Date of each Advance and at least monthly (not later than the 10th day of each month)	(b) a Borrowing Base Certificate which includes (i) a detailed calculation of the Borrowing Base as of the date of the requested Advance, and (ii) detail regarding Note Receivables that are not Eligible Note Receivables;

Monthly (not later than the 10th day of each month), calculated or determined as of the last day of the preceding month

(c) a detailed aging, by total, of the Note Receivables of Borrower, together with a reconciliation to the detailed calculation of the Borrowing Base most recently provided to Agent,

(d) Collateral reports specifying (i) the current unpaid principal balance of each Note Receivable, (ii) current payment status of each Note Receivable, and (iii) a brief description of collateral for each Note Receivable, with additional detail showing additions to and deletions from the Collateral,

(e) a summary aging by Account Debtor of all Note Receivables of Borrower, including delinquency and past-due reports and indication of any litigation or foreclosure action,

(f) a summary report of categories of non-Eligible Note Receivables for the month most recently ended, and

(g) Borrower’s credit watch list,

Upon reasonable request by Agent	(h) a summary aging, by vendor, of HTGC’s and its Subsidiaries’ accounts payable and any book overdraft, (i) a Borrowing Base Certificate, and (j) such other reports as to the Collateral, or the financial condition of Borrower, as Agent may reasonably request, so long as such reports are within the possession of the Borrower or the Servicer or may be obtained with neither undue burden or expense.

In connection with the foregoing reports, (i) Borrower shall maintain and utilize accounting and reporting systems reasonably acceptable to Agent, (ii) if requested by Agent, Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above, (iii) if requested by Agent, Borrower shall use Agent’s electronic reporting system for all reporting of the foregoing information to Agent, and (iv) to the extent required by Agent, an Authorized Person or other representative acceptable to Agent will meet with Agent from time to time as requested by Agent to review and discuss all Note Receivables then owned by Borrower.

6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within thirty (30) days after the end of each fiscal month of Borrower,

(i) an unaudited consolidated balance sheet, income statement and, if available, statement of cash flow covering Borrower’s operations during such period and the year-to-date period ending thereon, and

(ii) a Compliance Certificate demonstrating in reasonable detail (A) Borrower’s compliance at the end of such period with the applicable financial and portfolio covenants contained in Sections 7.16 and 7.17 that are measured on a monthly basis, and (B) HTGC’s compliance at the end of such period with the minimum portfolio funding liquidity covenant contained in Sections 7.16(i);

(b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of Borrower and HTGC,

(i) an unaudited consolidated balance sheet, income statement and statement of cash flow covering (A) Borrower, and (B) HTGC’s and its Subsidiaries’ operations during such period and the year-to-date period ending thereon; provided, that the availability via EDGAR, or any successor system of the SEC, of the financial statements in HTGC’s applicable quarterly report on Form 10-Q shall be deemed delivery to Agent of the financial statements required to be delivered pursuant to this clause (b)(i), on the date such documents are made so available, and

(ii) a Compliance Certificate demonstrating in reasonable detail Borrower’s and HTGC’s compliance at the end of such period with the applicable financial and portfolio covenants contained in Sections 7.16 and 7.17 that are measured on a quarterly basis;

(c) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower and HTGC,

(i) consolidated and consolidating financial statements of HTGC and its Subsidiaries, in each case for such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Sections 7.16 or 7.17), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management); provided, that the availability via EDGAR, or any successor system of the SEC, of the financial statements in HTGC’s annual report on Form 10-K shall be deemed delivery to Agent of the financial statements required to be delivered pursuant to this clause (c)(i), on the date such documents are made so available, and

(ii) a Compliance Certificate demonstrating in reasonable detail Borrower’s and HTGC’s compliance at the end of such period with the applicable financial and portfolio covenants contained in Sections 7.16 and 7.17;

(d) as soon as available, but in any event not less than thirty (30) days prior to the commencement of each fiscal year of Borrower and HTGC, copies of Projections for Borrower and HTGC that have been provided to the Board of Directors of Borrower or HTGC for the forthcoming fiscal year, certified by the chief financial officer of Borrower and the chief financial officer of HTGC, as applicable, as being such officer’s good faith estimate of the financial performance of Borrower and HTGC during the period covered thereby,

(e) if requested by Agent, and if and when filed by Borrower or HTGC, copies of Borrower’s or HTGC’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service,

(f) promptly notify Agent of the following regarding each Note Receivable and Collateral which secures such Note Receivable:

(i) the occurrence of any event which may materially impair the prospect of payment of such Note Receivable;

(ii) the sending by Servicer or Borrower or any other Person of which the Servicer or the Borrower is actually aware of any notice of default, recordation by Servicer or Borrower of any notice of foreclosure and the date of any scheduled foreclosure sale thereon, or filing by Servicer or Borrower of any lawsuit (including case number and court) on a Note Receivable or related Note Receivable Collateral;

(iii) the consummation of any foreclosure sale or any deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, and deliver to Agent copies of all documentation executed in respect thereof (in the case of notices, postings and the like, and in the case of deeds, bills of sale or retention of collateral transactions, all documents related to consummation of such transaction or transfer of such property); and

(iv) the receipt by Servicer or Borrower of a notice by any Person of which Servicer or Borrower is actually aware of (x) a default with respect to any agreement evidencing or governing a Lien on any Note Receivable Collateral or (y) any foreclosure sale with respect to any Note Receivable Collateral;

(g) promptly, but in any event within five (5) Business Days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

(h) promptly after the commencement thereof, but in any event within five (5) Business Days after the service of process with respect thereto on HTGC, Borrower or any Subsidiary of HTGC that is then an obligor under Funded Indebtedness, notice of all actions, suits, or proceedings brought by or against HTGC, Borrower or any such Subsidiary before any Governmental Authority which, if determined adversely to HTGC, Borrower or such Subsidiary, reasonably could be expected to result in a Material Adverse Change, and

(i) with respect to the Wells Fargo Facility, promptly (but in any event within two (2) Business Days) upon the occurrence of (A) any default or event of default (however styled) thereunder, notice thereof and a statement of the curative action proposed to be taken with respect thereto, (B) any amendment or modification thereto or refinancing thereof, notice of such amendment, modification or refinancing, and in each case copies of all documents and agreements pertaining thereto;

(j) upon the request of Agent, any other information reasonably requested relating to the financial condition of Borrower or HTGC or any of its Subsidiaries.

In addition, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis to the extent required by this Section 6.3, and agrees that Borrower will not have fiscal year different from that of HTGC. Borrower also agrees to cooperate with Agent to allow Agent to (A) audit Borrower and HTGC, and (B) consult with its and each such other Person’s independent certified public accountants if Agent reasonably requests the right to do so. In such connection, Borrower authorizes, and will cooperate with Agent to cause HTGC to authorize, its independent certified public accountants to communicate with Agent and to release to Agent whatever financial information concerning such Person as Agent reasonably may request.

6.4 Notices Regarding Collections Servicing Staff. Provide Agent with notice promptly (and in any case within two (2) Business Days) if any Authorized Person of Borrower or HTGC ceases to continue to hold such position.

6.5 Collection of Note Receivables. (a) Subject to Section 4.8, to use or cause Servicer to use commercially reasonable efforts, at Borrower’s sole cost and expense (including through the application of available funds pursuant to Section 2.3(b)) and in its own name, in accordance with industry standards and applicable laws, to promptly and diligently collect and enforce payment of all Note Receivables to the extent that it is commercially reasonable to do so and in a commercially reasonable manner, and defend and hold Lender harmless from any and all loss, damage, penalty, fine or expense arising from such collection or enforcement, (b) in accordance with the Borrower’s Required Procedures, maintain at its chief executive office, and, upon the reasonable request of Lender, make available to Lender copies of its Note Receivables and all related documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, accounting records and other information and data relating to the Collateral, and (c) upon such Lender’s prior written request, permit Lender or its representatives to discuss with Borrower’s officers or with appraisers furnishing appraisals of property securing any Note Receivable the procedures for preparation, review and retention of, and to review and obtain copies of, such appraisals.

6.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon reasonable request, furnish Agent with proof satisfactory to Agent indicating that Borrower has made such payments or deposits.

6.8 Insurance.

(a) At Borrower’s expense, maintain insurance respecting its assets wherever located covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, and public liability insurance, as well as insurance against fraud, larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever. Borrower shall also ensure that Servicer maintains similar insurance coverages for the benefit of Borrower under the Sale and Servicing Agreement.

(b) Borrower shall give Agent prompt notice of any loss covered by such insurance. Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $50,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c) Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.9 Location of Collateral. Keep the Collateral only at the locations identified on Schedule 5.4, or at the Agent or at the Collateral Custodian in the case of Note Receivables, and maintain the chief executive offices of Borrower only at the locations identified on Schedule 5.6(b); provided, however, that Borrower may amend Schedules 5.4 and 5.6 so long as such amendment occurs by written notice to Agent not less than thirty (30) days prior to the date on which such Collateral is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides to Agent a Collateral Access Agreement with respect thereto.

6.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.11 Separateness. Borrower acknowledges that the Lenders are entering into this Agreement in reliance upon Borrower’s identity as a legal entity that is separate from any other Person. Therefore, from and after the date of this Agreement, Borrower shall take all reasonable steps, including without limitation, all steps that the Agent may from time to time reasonably request, to maintain Borrower’s identity as a separate legal entity and to make it manifest to third parties that Borrower is a separate legal entity. Without limiting the generality of the foregoing, Borrower agrees that it shall:

(a) at all times preserve and keep in full force and effect its valid existence and good standing and any rights and franchises material to its business;

(b) unless in favor of the Borrower with respect to the allocation of ordinary course operating expenses, conduct all transactions with its Affiliates strictly on an arm’s-length basis and allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared with such other Affiliates and Borrower on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(c) observe all corporate formalities as a distinct entity;

(d) maintain Borrower’s Books separate from those of its other Affiliates and otherwise readily identifiable as its own assets rather than assets of its other Affiliates;

(e) not commingle funds or other assets of Borrower with those of its other Affiliates and, except for the Borrower Accounts, not maintain bank accounts or other depository accounts to which Borrower is an account party, into which Borrower makes deposits or from which Borrower has the power to make withdrawals;

(f) not permit Borrower to pay or finance any of its other Affiliates’ operating expenses not properly allocable to Borrower;

(g) not engage in any business or activity other than the ownership, operation and maintenance of the Note Receivables and any Permitted Investments owned by Borrower from time to time in accordance with this Agreement, and activities incidental thereto;

(h) not acquire or own any material asset other than (i) the Note Receivables, (ii) Permitted Investments owned by Borrower from time to time in accordance with this Agreement and (iii) other incidental personal property resulting therefrom from time to time;

(i) not commingle its assets with the assets of any of its Affiliates or of any other Person or entity;

(j) remain Solvent;

(k) maintain its records, books of account and bank accounts separate and apart from those of its Affiliates and any other Person;

(l) maintain separate financial statements from those of its Affiliates; provided, however, Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity and that it maintains separate books and records;

(m) not seek the dissolution or winding up in whole, or in part, of Borrower or take any action that would cause such entity to become insolvent;

(n) not fail to correct any known misunderstandings regarding the separate identity of Borrower or any Affiliate thereof, as the case may be;

(o) not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(p) not assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(q) not fail to either file its own tax returns or file a consolidated federal income tax return with another Person (unless prohibited or required, as the case may be, by applicable law);

(r) not fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any Affiliate of Borrower);

(s) not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(t) not share any common logo with or hold itself out as or be considered as a department or division of any Affiliate of Borrower or any other Person or entity;

(u) not acquire obligations or securities of its Affiliates;

(v) not violate or cause to be violated the assumptions made with respect to Borrower in any opinion letter pertaining to substantive consolidation delivered to the Lenders in connection with the Loan Documents;

(w) not fail at any time to have at least one Independent Manager;

(x) not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale and Servicing Agreement in any manner other than the sale of Note Receivables to Borrower or in any other respect account for or treat the transactions contemplated therein in any manner other than as a sale of Note Receivables to Borrower; and

(y) not fail to cause its members, managers, directors, officers, agents and other representatives to act at all times with respect to Borrower consistently and in furtherance of the foregoing.

6.12 Disclosure Updates. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

6.13 [Reserved].

6.14 Required Asset Documents. Promptly upon receipt, deliver to Agent or the Collateral Custodian all of the Required Asset Documents related to such Note Receivable (including any Required Asset Document relating to any amendment, waiver or modification thereto from time to time).

6.15 Sale and Servicing Agreement. Cause Servicer to promptly provide Agent with true and complete copies of all notices sent or received by Servicer under the Sale and Servicing Agreement.

6.16 Escrow Deposits. Deposit into the Custodial Account all amounts advanced by Borrower into escrow and all amounts delivered to Borrower to be held in escrow, including, without limitation, construction funds, insurance premiums and proceeds, taxes, and other funds delivered to Borrower to be held on behalf of any Account Debtor.

6.17 Interest Rate Protection. If, as of any date of determination on which the amount of Advances then outstanding exceed $10,000,000, Eligible Note Receivables that bear interest at a fixed (rather than variable) rate of interest constitute more than 50% of the Net Eligible Balance, then not later than 30 days thereafter Borrower shall enter into an interest rate Hedge Agreement in form and substance reasonably acceptable to Agent containing an interest rate protection mechanism on terms and conditions (including amount and tenor) reasonably acceptable to Agent.

6.18 Further Assurances. At any time or from time to time upon the request of the Agent or any Lender, Borrower will, at its expense, (a) promptly execute, acknowledge and deliver such further documents (so long as such documents are within the possession of Borrower or may be obtained with neither undue burden nor expense) and do such other acts and things as the Agent or such Lender may reasonably request in order to effect fully the purposes of the Loan Documents, and (b) take all actions necessary to perfect, protect and more fully evidence Borrower’s ownership of such Note Receivable, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Borrower.

6.19 Acquisition of Note Receivables. With respect to each Note Receivable owned by Borrower, Borrower shall acquire such Note Receivable pursuant to and in accordance with the terms of the Sale and Servicing Agreement.

7.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, from and after the Closing Date and until termination of all of the Commitments and full and final payment of the Obligations, Borrower will not do any of the following:

7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, and

(b) endorsement of instruments or other payment items for deposit.

7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

7.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or amend, without the prior written consent of the Agent, any of its Governing Documents as in effect on the Closing Date.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c) Suspend or go out of a substantial portion of its business.

(d) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, other than through Permitted Dispositions.

7.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Borrower’s assets.

7.5 Change Name. Change Borrower’s name, organizational identification number, state of organization or organizational identity; provided, however, that Borrower may change its name upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

7.6 Nature of Business. Make any change in the nature of its or their business, or acquire any properties or assets that are not reasonably related to the conduct of such business activities.

7.7 No Subsidiaries or Interests in Real Property. Form, create, organize, acquire or otherwise have any Subsidiaries or acquire or obtain any interest (whether leasehold or in fee) in real property, provided Borrower may share office space with an Affiliate subject to compliance with Section 6.11(b).

7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control without the prior written consent of the Agent and the Required Lenders.

7.9 Required Procedures. Make any changes or revisions in any material respect to the Borrower’s Required Procedures without advance notice to, and the prior written consent of, Agent.

7.10 Restricted Payments. Make any Restricted Payment other than Permitted Restricted Payments.

7.11 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrower’s financial condition.

7.12 Investments. Except for Permitted Investments and Note Receivables, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

7.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (i) are in the ordinary course of Borrower’s business, (ii) are upon fair and reasonable terms, (iii) are fully disclosed to Agent, (iv) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate, and (v) satisfy the applicable requirements of Section 6.11.

7.14 Use of Proceeds. Use the proceeds of the Advances, if any, made on the Closing Date for any purpose other than to pay transactional fees, costs, and expenses incurred in connection with this Agreement and the other Loan Documents and to acquire Eligible Note Receivables from the Originator pursuant to the Sale and Servicing Agreement. Use the proceeds of the Advances, if any, made after the Closing Date for any purpose other than (a) to pay fees, costs, and expenses incurred in connection with this Agreement and the other Loan Documents, (b) to acquire Eligible Note Receivables from the Originator pursuant to the Sale and Servicing Agreement, (c) for working capital purposes or to make distributions to the holders of its Stock to the extent permitted by applicable law to the extent permitted by this Agreement and (d) as otherwise permitted under this Agreement.

7.15 Collateral with Bailees. Store any Collateral at any time now or hereafter with a bailee, warehouseman, or similar party, other than Agent or the Collateral Custodian; provided, that loan files that do not include original promissory notes, Lien instruments, or assignments of Lien instruments may be stored, from time to time, in a public warehouse, access to which has been assigned by Borrower to Agent.

7.16 Financial Covenants.

(a) Minimum Account Debtor Test. As of any date upon which an Advance is outstanding, permit there to be less than seven (7) different Account Debtors owing under Eligible Note Receivables as of such date (with Affiliated Account Debtors being treated as one Account Debtor for purposes of this Section 7.16(a)).

(b) Minimum Tangible Net Worth of Borrower. Fail to maintain as of the end of each of its fiscal quarters a Tangible Net Worth of at least the lesser of (I) the sum of the outstanding principal balances of Borrower’s three largest Eligible Note Receivables, and (II) $50,000,000, plus any positive amount of cumulative equity contributions made to Borrower from and after the Closing Date. Notwithstanding the foregoing, Borrower will not be required to calculate or comply with this financial covenant as of the end of any fiscal quarter when there are no outstanding Advances under this Agreement.

(c) Maximum Debt to Worth Ratio of Borrower. Maintain as of the end of each of its fiscal quarters a Debt to Worth Ratio of more than 1.00 to 1.00.

(d) Debt Service Coverage Ratio. Beginning with the seventh quarter-end following the Closing Date, fail to maintain as of the end of each of its fiscal quarters a ratio of (i) gross Collections of Borrower minus operating expenses of Borrower minus total Interest Expense of Borrower, in each case measured for the twelve-month period ending on the measurement date, to (ii) an amount equal to the product of (A) 33.333% and (B) the average Daily Balance for the fiscal quarter then ending, of not less than 1.25 to 1.00. Notwithstanding the foregoing, if, as of any measurement date described in the immediately preceding sentence, the ratio described therein is less than 1.25:1.00, then no Event of Default will be deemed to occur if, as of such measurement date, the Supplemental Debt Service Coverage Ratio (as defined below) equals or exceeds 1.25:1.00 (and, for the avoidance of doubt, an Event of Default will be deemed to occur if, as of such measurement date, the Supplemental Debt Service Coverage Ratio is less than 1.25:1.00). “Supplemental Debt Service Coverage Ratio” means, with respect to Borrower as of any such measurement date, a ratio of (1) contractually scheduled gross Collections for the upcoming twelve months minus the sum of (A) operating expenses of Borrower for the twelve-month period ending on such measurement date and (B) total Interest Expense of Borrower for the twelve-month period ending on such measurement date, to (2) the product of (A) 33.333% and (B) the average Daily Balance for the fiscal quarter then ending.

(e) Minimum Interest Coverage Ratio of Borrower. Fail to maintain, on the last day of each of its fiscal quarters beginning on the Closing Date and ending (and including) the sixth (6th) quarter-end following the Closing Date, an Interest Coverage Ratio for the three (3) fiscal month period then ended that is greater than or equal to 2.00 to 1.00.

(f) Minimum Tangible Net Worth of HTGC. Permit HTGC, on a consolidated basis with its Subsidiaries, to maintain as of the end of each of its fiscal quarters a Tangible Net Worth that is less than the sum of (i) $500,000,000, plus (B) ninety percent (90%) of the cumulative amount of equity raised by HTGC after June 30, 2014.

(g) Maximum Debt to Worth Ratio of HTGC. Permit HTGC, on a consolidated basis with its Subsidiaries, to maintain as of the end of each of its fiscal quarters a Debt to Worth Ratio in excess of 1.25 to 1.00.

(h) Minimum Interest Coverage Ratio of HTGC. Permit HTGC, on a consolidated basis with its Subsidiaries, to fail to maintain, as measured on the last day of each of its fiscal quarters, an Interest Coverage Ratio for the three (3) fiscal month period then ended that is greater than or equal to 2.00 to 1.00.

(i) Minimum Portfolio Funding Liquidity Covenant of HTGC. Permit HTGC, on a consolidated basis with its Subsidiaries, to fail to maintain, as measured on the last day of each of its fiscal months, an aggregate amount of unrestricted cash balances and borrowing availability under committed lines of credit that is greater than or equal to seventy-five percent (75%) of the aggregate amount of unfunded commitments of HTGC and its Subsidiaries to the makers of Note Receivables.

7.17 Certain Borrower and HTGC Portfolio Covenants.

(a) Maximum Delinquent Note Receivables Percentage of Borrower. Permit the aggregate unpaid principal balance of all Note Receivables that are Delinquent Note Receivables as of the last day of any fiscal month, to be in excess of ten percent (10%) of the aggregate unpaid principal balance of all Note Receivables as of such day.

(b) Maximum Defaulted Note Receivables Percentage of Borrower. Permit the aggregate unpaid principal balance of all Note Receivables that are Defaulted Note Receivables as of the last day of any fiscal month, to be in excess of five percent (5%) of the aggregate unpaid principal balance of all Note Receivables as of such day.

(c) Maximum Delinquent Note Receivables Percentage of HTGC’s Serviced Portfolios. As of the last day of any fiscal month, permit the aggregate unpaid principal balance of all Note Receivables that are serviced by HTGC for its Subsidiaries and Affiliates or owned by HTGC and with respect to which any payment thereunder remains outstanding and unpaid, in whole or in part, for more than sixty (60) days past the date it became due and payable, to be in excess of ten percent (10%) of the aggregate unpaid principal balance of all such Note Receivables serviced or owned by HTGC as of such day.

(d) Maximum Defaulted Note Receivables Percentage of HTGC’s Serviced Portfolios. As of the last day of any fiscal month, permit the aggregate unpaid principal balance of all Note Receivables that are serviced by HTGC for its Subsidiaries and Affiliates or owned by HTGC with respect to which (a) with respect to which any payment thereunder remains outstanding and unpaid, in whole or in part, for more than ninety (90) days past the date it became due and payable according to the original face and tenor of such Note Receivable, (b) with respect to which foreclosure proceedings have been initiated against any property securing such Note Receivable, or (c) that HTGC deems to be non-collectible as of the last day of any fiscal month, to be in the aggregate in excess of ten percent (10%) of the aggregate unpaid principal balance of all such Note Receivables serviced or owned by HTGC as of such day.

7.18 Sale and Servicing Agreement.

(a) With respect to the Sale and Servicing Agreement, amend or modify the Sale and Servicing Agreement in any manner without the prior written consent of Agent.

(b) Allow Servicer to delegate any of its duties or functions under the Sale and Servicing Agreement to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer or Borrower, in any such case without the prior written consent of Agent.

(c) Transfer the duties and functions of Servicer under the Sale and Servicing Agreement to any other Person without the prior written consent of Agent.

7.19 Independent Manager. Borrower shall not fail at any time to have at least one independent manager (an “Independent Manager”) who has at least three (3) years’ prior experience as an independent director, independent manager or independent member and who is provided by a nationally recognized provider of independent directors that is not an Affiliate of the Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and for the five-year period prior to such individual’s appointment as

Independent Manager has not been, and will not while serving as Independent Director be, any of the following:

(a) a shareholder, member, partner, equityholder, manager, director, officer or employee of Borrower, HTGC, or any of their respective equityholders or Affiliates (other than as an Independent Manager of any Affiliate of HTGC that is a special purpose vehicle that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to the Borrower, HTGC, or any of their respective equityholders or Affiliates (other than as an employee of a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower, the Parent or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any Person described in (a), (b) or (c) above.

For purposes of this definition, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and any person sharing the Independent Manager’s household (other than a tenant or employee).

Upon Borrower learning of the death or incapacity of an Independent Manager, Borrower shall have ten (10) Business Days following such death or incapacity to appoint a replacement Independent Manager. Any replacement of an Independent Manager will be permitted only upon (a) two (2) Business Days’ prior written notice to the Agent, (b) Borrower’s certification that any replacement manager will satisfy the criteria set forth in this Section 7.19 and (c) the Agent’s written consent to the appointment of such replacement manager (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, other than in the event of the death or incapacity of an Independent Manager, Borrower shall at all times have an Independent Manager and may not terminate any Independent Manager without the prior written consent of the Agent (which consent the Agent may withhold in its sole discretion).

7.20 No Further Negative Pledges. Except pursuant to the Loan Documents Borrower shall not enter into any contractual obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

7.21 Acquisition of Note Receivables. Borrower may not acquire Note Receivables from any Person other than the Originator pursuant to the Sale and Servicing Agreement.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Agent or any Lender, reimbursement of Lender Group Expenses, or other amounts constituting Obligations, which default (other than in respect of principal) shall continue for three (3) Business Days;

8.2 If Borrower (a) fails to perform, keep, or observe any covenant or other provision contained in Sections 2.6, 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.16, 6.17 or 7.1 through 7.21 of this Agreement or any comparable provision contained in any of the other Loan Documents, (b) fails to perform, keep, or observe any covenant or other provision contained in Sections 6.1 or 6.5 through 6.9 of this Agreement and such failure continues for a period of ten (10) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to Borrower by the Agent, any Lender or Custodian, and (ii) the date on which an Authorized Person of the Borrower or HTGC acquires knowledge thereof, or (c) fails to perform, keep, or observe any covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with elsewhere in this Section 8.2) or the other Loan Documents, and such failure continues for a period of fifteen (15) Business Days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to Borrower by the Agent, any Lender or Custodian, and (ii) the date on which an Authorized Person of the Borrower or HTGC acquires knowledge thereof;

8.3 If (a) any assets of Borrower or (b) any assets of HTGC having an aggregate value in excess of $1,000,000, are attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any court-appointed receiver, trustee, custodian, conservator, or similar official unless, in the case of any assets of the Borrower having an aggregate value of less than $100,000, such condition shall have continued for a period of less than forty-five (45) continuous calendar days;

8.4 If an Insolvency Proceeding is commenced by Borrower or HTGC;

8.5 If an Insolvency Proceeding is commenced against Borrower or HTGC, and any of the following events occur: (a) such Person consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of such Person, or (e) an order for relief shall have been entered therein;

8.6 If Borrower or HTGC is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7 If a notice of Lien, levy, or assessment is filed of record with respect to (a) any of the assets of Borrower or (b) any of the assets of HTGC having an aggregate value in excess of $1,000,000, by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien upon (x) any of the assets of Borrower or (y) any of the assets of HTGC having an aggregate value in excess of $1,000,000, and in any such case the same is not paid before such payment is delinquent (unless, in the case of any assets of the Borrower having an aggregate value of less than $100,000, such Lien, levy or assessment shall have been released within forty-five (45) calendar days);

8.8 If a judgment or other claim becomes a Lien or encumbrance upon (a) any assets of Borrower or (b) any of the assets of HTGC having an aggregate value in excess of $1,000,000, and in the case of this clause (b) either (i) enforcement of such judgment or claim remains unstayed or unsatisfied for a period of thirty (30) consecutive days and is not fully covered (subject to standard deductibles) by insurance coverage under which the insurer has accepted liability, or (ii) the judgment creditor or claimant begins enforcement proceedings of such judgment or Lien (unless, in the case of any assets of the Borrower having an aggregate value of less than $100,000, such Lien or encumbrance shall have been released within forty-five (45) calendar days);

8.9 If there is (a) (i) a default by HTGC as borrower or obligor under any Indebtedness in an aggregate principal amount in excess of $1,000,000, or a default by Hercules Funding II (or any successor borrower or obligor thereto under the Wells Fargo Facility) under the Wells Fargo Facility and in either case (ii) such default (A) occurs at the final maturity of the obligations thereunder, or (B) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the obligations of HTGC or Hercules Funding II (or any such successor borrower or obligor) or to terminate the applicable loan agreement, or to refuse to renew such agreement in accordance with any automatic renewal right therein, or (b) (i) a default by any Subsidiary of HTGC (other than Hercules Funding II (or any successor borrower or obligor thereto under the Wells Fargo Facility)) under any Indebtedness in an aggregate principal amount in excess of $1,000,000, and (ii) such default (A) occurs at the final maturity of the obligations thereunder, or (B) results in an acceleration of the maturity of the obligations of such Subsidiary;

8.10 If a Servicer Default (as defined under the Sale and Servicing Agreement) occurs under the Sale and Servicing Agreement;

8.11 If (a) any written warranty, representation, or Record made or provided to the Lender Group by Borrower or HTGC, or any officer, employee, agent, or director of Borrower or HTGC (other than a representation and warranty made under Sections 5.5, 5.9(a) or 5.15 of this Agreement) is incorrect in any material respect as of the date when made or deemed made, or (b)

any written warranty, representation, or Record made or provided to the Lender Group by Borrower under Sections 5.5, 5.9(a) or 5.15 of this Agreement is incorrect in any material respect as of the date when made or deemed made and such failure continues for a period of fifteen (15) Business Days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to Borrower by the Agent, any Lender or Custodian, and (ii) the date on which an Authorized Person of the Borrower or HTGC acquires knowledge thereof;

8.12 If this Agreement or any other Loan Document that purports to create a Lien in favor of Agent or Lenders shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby in favor of Agent or Lenders, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

8.13 Either Servicer or Borrower fails to comply, in any material respect, with its obligations under the Sale and Servicing Agreement (subject to applicable grace periods thereunder); or

8.14 Any provision of any Loan Document that Agent in its Permitted Discretion deems to be material shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or by HTGC, or a proceeding shall be commenced by Borrower or by HTGC, or by any Governmental Authority having jurisdiction over Borrower or HTGC seeking to establish the invalidity or unenforceability thereof, or Borrower or HTGC, shall deny that such Person has any liability or obligation purported to be created under any Loan Document to which it is a party.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

(a) Declare all or any portion of the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full;

(b) Declare the Revolving Credit Availability Period and the Commitments terminated, whereupon the Revolving Credit Availability Period and the Commitments shall immediately be terminated together with any obligation of any Lender to advance money or extend credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of Agent’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Borrower’s Account Debtors and makers of Note Receivables for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts or Note Receivables after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e) Exercise or assign any and all rights to collect, manage, and service the Note Receivables, including, (i) receive, process and account for all Collections in respect of Note Receivables, (ii) terminate the Sale and Servicing Agreement and assign servicing responsibilities to any replacement servicer, (iii) without notice to or demand upon Borrower, make any payments as are reasonably necessary or desirable in connection with the Sale and Servicing Agreement or any other agreement that Agent enters into with any replacement servicer, and (iv) take all lawful actions and procedures which Agent or such assignee deems necessary to collect the amounts due to Borrower in connection with Note Receivables (all amounts incurred by Agent pursuant to this Section 9.1(e) shall be Lender Group Expenses);

(f) Without notice to or demand upon Borrower or any other Person, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the priority of Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts in the Borrower Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

(h) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts in any Borrower Account, to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral.

Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j) Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

(k) Except in those circumstances where no notice is required under the Code, Agent shall give notice of the disposition of the Borrower Collateral as follows:

(i) Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

(m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by applicable law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(n) Exercise any and all rights of Borrower under the Sale and Servicing Agreement or assume or assign any and all rights and responsibilities to collect, manage, and service the Note Receivables, including (i) the responsibility for the receipt, processing and accounting for all payments on account of the Note Receivables, (ii) periodically sending demand notices and statements to the Account Debtors or makers of Note Receivables, (iii) enforcing legal rights with respect to the Note Receivables, including hiring attorneys to do so to the extent Agent or such assignee deems such engagement necessary, and (iv) taking all lawful actions and procedures which Agent or such assignee deems necessary to collect the Note Receivables, and all such amounts shall be Lender Group Expenses; and

(o) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Revolving Credit Availability Period and the Commitments shall automatically terminate and the Obligations (other than Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments or insurance premiums) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement (except where the failure to make such payment or deposit is due to a good faith dispute between the Borrower and such third Person), then, Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

11.2 The Lender Group’s Liability for Borrower Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the

Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts and consultants and other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or that arises on account of Tax. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. If Borrower has made any payments in respect of Indemnified Liabilities to any Indemnified Person pursuant to this Section 11.3 and such Indemnified Person thereafter collects any of such amounts from others or is found by a court of competent jurisdiction not to be entitled to such indemnification, such Indemnified Person will promptly repay such amounts collected to the Borrower, without interest. Notwithstanding anything to the contrary herein, in no event shall Borrower be liable to an Indemnified Person for any special, indirect, consequential, remote, speculative or punitive damages (as opposed to direct or actual damages), even if Borrower has been advised of the likelihood of such loss or damage and regardless of the form of action, and each Indemnified Person hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:

If to Borrower:	Hercules Funding III, LLC
c/o Hercules Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Attn: Chief Executive Officer and Chief Financial Officer
Fax No. 650-473-9194

with copies to:	Hercules Funding III, LLC
c/o Hercules Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Attn: General Counsel
Fax No. 650-473-9194

If to Agent:	MUFG Union Bank, N.A., as Agent
601 East Potrero Grande Drive
Monterey Park, California 91754
Attn: Commercial Loan Operations
Facsimile No.: (323) 720-2252

with copies to:	MUFG Union Bank, N.A., as Agent
Northern California Commercial Banking Group
99 Almaden Boulevard, Suite 200
San Jose, California 95113
Attention: J. William Bloore and James B. Goudy
Facsimile: (408) 280-7163

Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail as provided herein, or if sent by facsimile when sent with receipt confirmed by the recipient. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING

ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 14.1(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrower, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 17.7(a) of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 14.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.7, disclose all documents and information which it now or hereafter may have relating to Borrower and its business.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) The Agent may, and the Borrower hereby expressly authorizes the Agent, to provide the Competitor List from time to time to each Lender requesting the same.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrower, do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the Pro Rata Share that is required to take any action hereunder,

(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f) other than as permitted by Section 16.12, release Agent’s Lien in and to any of the Collateral;

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of the Agent’s Liens,

(i) release Borrower from any obligation for the payment of money,

(j) change the definitions of Borrowing Base, Eligible Note Receivables, Maximum Revolver Amount, Amortization Commencement Date, Amortization Commencement Date Principal Balance, Amortization Period, Required Amortization Amount or Revolving Credit Availability Period;

(k) amend any of the provisions of Section 2.1(b) or Section 2.3(b)(i),

(l) amend any of the provisions of Section 16;

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

Notwithstanding any provision in this Section 15.1, any amendment to this Agreement that only adds one or more additional lenders as a Lender under this Agreement or adds or increases the amount of a Lender’s Commitment shall be effective if signed by the additional or existing Lender whose Commitment is added or increased thereby, Borrower and Agent, and shall not require the consent of Required Lenders or any other Lender.

15.2 Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances.

15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.	AGENT; THE LENDER GROUP.

16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints the Bank as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent, and the Lenders and Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that the Bank is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower’s Subsidiaries or Affiliates.

16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8 Agent in Individual Capacity. The Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Affiliates and any other Person party to any Loan Documents as though the Bank were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, the Bank or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include the Bank in its individual capacity.

16.9 Successor Agent. Agent may resign as Agent upon 45 days’ notice to the Lenders (unless such notice is waived by the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

16.11 Withholding Taxes.

(a) All payments made by Borrower hereunder or under any note or other Loan Document will be made free and clear of, and without deduction or withholding for, any present or future Taxes except as required by applicable law. In the event any deduction or withholding of Taxes other than (A) net income taxes (however denominated) or franchise taxes, and in each case imposed on a Lender as a result of (a) such Lender being organized under the laws of, or having its applicable lending office located in, the jurisdiction imposing such tax or (b) a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, (B) any tax similar to branch profits taxes imposed by the United States that are imposed by any jurisdiction described in clause (A) above, (C) any taxes that are attributable to such Lender’s failure to comply with the requirements of Section 16.11(b), (D) any withholding taxes imposed on amounts payable to such Lender at the time that such Lender becomes a party to this Agreement or changed its lending office, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, or such Lender was entitled, immediately before it changed its lending office, to receive additional amounts from the Borrower with respect to such withholding taxes pursuant to this Section 16.11(a), or (E) any amounts withheld pursuant to FATCA (all Taxes other than those described in (A) through (E) being “Non-Excluded Taxes”) from any such payment is required, Borrower shall comply with the penultimate sentence of this Section 16.11(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto. If any Non-Excluded Taxes are so levied or imposed, Borrower agrees to pay the full amount of such taxes and such additional amounts as may be necessary so that such payment due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein;

provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(b) If a Lender is entitled to an exemption from or reduction of United States withholding tax with respect to a payment made under this Agreement or any other Loan Document, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

(i) if such Lender is a Foreign Lender and claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E, or applicable successor form before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(ii) if such Lender is a Foreign Lender and claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN, Form W-8BEN-E, or applicable successor form before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii) if such Lender is a Foreign Lender and claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI, or any applicable successor form before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iv) if such Lender is not a beneficial owner, executed IRS Form W-8IMY, accompanied by IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI, and IRS Form W-9, or any successor form, as applicable, that is required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower; or

(v) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a payment made to a Lender under this Agreement or any other Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent and Borrower at the time or times prescribed by law and at such time or times reasonably requested by Agent or Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent or Borrower as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent and Borrower will treat such Lender’s documentation provided pursuant to Sections 16.11(b) or 16.11(c) as no longer valid. With respect to such percentage amount, such Lender may provide new documentation, pursuant to Sections 16.11(b) or 16.11(c), if applicable.

(f) if any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Sections 16.11(b) or 16.11(c) are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent or Borrower did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender

(because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent or Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent and Borrower harmless for all amounts paid, directly or indirectly, by Agent or Borrower, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent or Borrower under this Section 16.11, together with all costs and expenses (including attorneys’ fees and expenses).

(h) The obligations of the Lenders under this Section 16.11 shall survive the payment, satisfaction or discharge of all Obligations, the termination of the Commitments, the resignation or replacement of Agent, and assignment of rights by, or replacement of, a Lender.

16.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if such sale or disposition is a Permitted Disposition or Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower owned no interest at the time Agent’s Lien was granted nor at any time thereafter. Borrower and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

16.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A)

turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Borrower and its operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.7, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender

Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents, and to have provided Agent with the same authorizations, representations, acknowledgments and consents made by each Lender under the preceding Sections 16.1 through 16.18; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents (except the Bank Product Agreements of the applicable Bank Product Provider), including as to any matter relating to the Collateral or the release of Collateral.

17.	GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.7 Confidentiality.

(a) Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower, its operations,

assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.7, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Agent’s or such Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 17.7(a), and (vii) in connection with any actual or proposed exercise of remedies hereunder or litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.7(a) shall survive for two (2) years after the payment in full of the Obligations.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

17.8 Lender Group Expenses. Borrower agrees to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that its obligations contained in this Section 17.8 shall survive payment or satisfaction in full of all other Obligations.

17.9 USA Patriot Act. Each Lender that is subject to the requirements of the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177) (the “Patriot Act”) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for HTGC or Borrower and (b) OFAC/PEP searches and customary individual background checks for the senior management and key principals of HTGC or Borrower, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrower.

17.10 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

HERCULES FUNDING III, LLC,
a Delaware limited liability, as Borrower

By:	/s/ Mark R. Harris
Name:	Mark R. Harris
Title:	CFO

MUFG UNION BANK, N.A., as Agent and as a Lender

By:	/s/ J. William Bloore
Name:	J. William Bloore
Title:	Managing Director

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

Execution

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                      between                      (“Assignor”) and                      (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

1. In accordance with the terms and conditions of Section 14 of the Loan Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or Servicer or the performance or observance by Borrower or Servicer of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Advances assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account of a processing fee in the amount of $5,000 (if required by the Loan Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 17.7 of the Loan Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By
Name:
Title:

ACCEPTED THIS DAY OF

MUFG UNION BANK, N.A., as Agent

By
Name:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: Hercules Funding III LLC, a Delaware limited liability company

2.	Name and Date of Loan Agreement:

Loan and Security Agreement, dated as of May 5, 2016 (as the same may be amended, supplemented, restated or otherwise modified from time to time), by and among Hercules Funding III LLC, a Delaware limited liability company (“Borrower”), the lenders from time to time party thereto (the “Lenders”), and MUFG Union Bank, N.A., as the arranger and administrative agent for the Lenders (“Agent”)

3.	Date of Assignment Agreement:

4.	Amounts:

a.	Assigned Amount of Commitment $

b.	Assigned Amount of Advances $

5.	Settlement Date:

6.	Purchase Price $

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

8.	Agreed and Accepted:

[ASSIGNOR]	[ASSIGNEE]

By:	By:
Title:	Title:

Accepted:

MUFG UNION BANK, N.A., as Agent

By
Name:
Title:

EXHIBIT B-1

FORM OF BORROWING BASE

The undersigned, a duly authorized representative of Hercules Funding III, LLC (“Company”), pursuant to that certain Loan and Security Agreement, dated as May 5, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”) among Hercules Funding III, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (collectively, the “Lenders”) and MUFG Union Bank, N.A., as Arranger and Administrative Agent, does hereby certify that:

1.	The undersigned is an Authorized Person of Company who is duly authorized pursuant to the Loan and Security Agreement to execute and deliver this Borrowing Base Certificate to the Agent and each Lender.

2.	The determination and calculations of the computations specified in Annex A attached hereto, including the details of the aggregate outstanding balance of the Eligible Note Receivables, the Excess Concentration Amount and Permitted Refunds (the “Computations”) and a review of the information used in determining and calculating such Computations was conducted under my supervision.

3.	The Computations were made pursuant to the provisions of the Loan and Security Agreement relating to the computation of the Borrowing Base and the various components thereof.

4.	I hereby certify that the results of the Computations were accurate and complete in all material respects as of the last day of the period specified therein.

The foregoing certifications, together with the Computations set forth in the Annex A hereto are made and delivered [mm/dd/yy] pursuant to the Loan and Security Agreement. Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Loan and Security Agreement.

HERCULES FUNDING III, LLC

By:
Name:
Title:

EXHIBIT B-1

ANNEX A TO

BORROWING BASE CERTIFICATE

As of             , 20

A. Aggregate Outstanding Principal Balance of all Eligible Note Receivables	$

B. Excess Concentration Amount	$

C. Net Eligible Balance (A minus B)	$

D. 50% of Net Eligible Balance (C multiplied by .5)	$

E. Bank Product Reserve Amount	$

F. Aggregate amount of Permitted Refunds	$

BORROWING BASE AMOUNT (D minus the sum of E and F)	$

[Attach detail of Eligible Note Receivables, Excess Concentration Amount and Permitted Refunds]

EXHIBIT B-2

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

MUFG Union Bank, N.A., as Agent

601 East Potrero Grande Drive

Monterey Park, California 91754

Attn: Commercial Loan Operations – Hercules Funding III LLC

Re:	Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of May 5, 2016 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), by and among Hercules Funding III LLC, a Delaware limited liability company (“Borrower”), the lenders from time to time party thereto (the “Lenders”), and MUFG Union Bank, N.A., as the arranger and administrative agent for the Lenders (“Agent”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 6.3 of the Loan Agreement, the undersigned, being the Chief Financial Officer of Borrower and the Chief Financial Officer of Hercules Capital, Inc., a Maryland corporation (“HTGC”), hereby certifies in such capacities that:

1. The financial information of HTGC and its Subsidiaries (including Borrower), or of Borrower and its Subsidiaries, as applicable, furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for the lack of footnotes and subject to year-end audit adjustments), and presents fairly in all material respects the financial condition of HTGC and its Subsidiaries (including Borrower), or of Borrower and its Subsidiaries, as applicable, as of the date thereof.

2. Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of HTGC and its Subsidiaries (including Borrower), or of Borrower and its Subsidiaries, as applicable, during the accounting period covered by the financial statements delivered pursuant to Section 6.3 of the Loan Agreement and furnished in Schedule 1 attached hereto.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action HTGC and its Subsidiaries (including Borrower), or Borrower and its Subsidiaries, as applicable, have taken, are taking, or propose to take with respect thereto.

4. The representations and warranties of HTGC and its Subsidiaries (including Borrower), or of Borrower and its Subsidiaries, as applicable, set forth in the Loan Agreement and the other Loan Documents to which such Person may be a party are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

5. HTGC and its Subsidiaries (including Borrower), or Borrower and its Subsidiaries, as applicable, are in compliance with the applicable covenants contained in Section 7.16 and Section 7.17 of the Loan Agreement as demonstrated on Schedule 4 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this      day of             ,         .

HERCULES FUNDING III LLC, a Delaware limited liability company

By
Name:
Title:	Chief Financial Officer

HERCULES CAPITAL, INC. a Maryland corporation

By
Name:
Title:	Chief Financial Officer

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial and Portfolio Covenants

[COVENANTS MEASURED MONTHLY]

1.	Minimum Portfolio Funding Liquidity of HTGC.

As of the end of the fiscal month ended             ,         , HTGC and its Subsidiaries, on a consolidated basis, had an aggregate amount of unrestricted cash balances and borrowing availability under committed lines of credit equal to $        , which was                      percent (    %) of the aggregate amount of unfunded commitments of HTGC and its Subsidiaries to the makers of Note Receivables as of such date, which percentage [is/is not] greater than or equal to the minimum percentage required by Section 7.16(i) of the Loan Agreement for the corresponding period (i.e. seventy-five percent (75%) of the aggregate amount of unfunded commitments of Borrower to the makers of Note Receivables).

2.	Maximum Delinquent Note Receivables Percentage of Borrower.

As of the last day of the fiscal month ended             ,         , the aggregate unpaid principal balance of all Note Receivables that are Delinquent Note Receivables was $        , which was                      percent (    %) of the aggregate unpaid principal balance of all Note Receivables on such day, which percentage [is/is not] less than or equal to the maximum percentage permitted by Section 7.17(a) of the Loan Agreement for the corresponding period (i.e. ten percent (10.0%)).

3.	Maximum Defaulted Note Receivables Percentage of Borrower.

As of the last day of the fiscal month ended             ,         , the aggregate unpaid principal balance of all Note Receivables that are Defaulted Note Receivables was $        , which was                      percent (    %) of the aggregate unpaid principal balance of all Note Receivables on such day, which percentage [is/is not] less than or equal to the maximum percentage permitted by Section 7.17(b) of the Loan Agreement for the corresponding period (i.e. five percent (5.0%)).

4.	Maximum Delinquent Note Receivables Percentage of HTGC’s Serviced Portfolios.

As of the last day of the fiscal month ended             ,         , the aggregate unpaid principal balance of all loans that are serviced or owned by HTGC for its Subsidiaries and Affiliates with respect to which any payment thereunder remained outstanding and unpaid, in whole or in part, for more than sixty (60) days past the date it became due and payable, was $        , which was                      percent (    %) of the aggregate unpaid principal balance of all such Note Receivables on such day, which percentage [is/is not] less than or equal to the maximum percentage permitted by Section 7.17(c) of the Loan Agreement for the corresponding period (i.e. ten percent (10.0%)).

5.	Maximum Defaulted Note Receivables Percentage of HTGC’s Serviced Portfolios.

As of the last day of the fiscal month ended             ,         , the aggregate unpaid principal balance of all Note Receivables that are serviced or owned by HTGC for its Subsidiaries and Affiliates (a) with respect to which any payment thereunder remained outstanding and unpaid, in whole or in part, for more than ninety (90) days past the date it became due and payable according to the original face and tenor of such loan, (b) with respect to which foreclosure proceedings had been initiated against any property securing such with respect                      to which, or (c) that HTGC deemed to be non-collectible, was $        , which was in the aggregate                      percent (    %) of the aggregate unpaid principal balance of all such with respect to which on such day, which percentage [is/is not] less than or equal to the maximum percentage permitted by Section 7.17(d) of the Loan Agreement for the corresponding period (i.e. ten percent (10.0%)).

6.	Minimum Account Debtor Test.

On any day during the month of             ,         , there were no less than                      Account Debtors owing under Eligible Note Receivables, which [is/is not] greater than or equal to the minimum amount required by Section 7.16(a) of the Loan Agreement (i.e. 7 Account Debtors).

[ADDITIONAL COVENANTS MEASURED QUARTERLY]

7.	Minimum Tangible Net Worth of Borrower.

As of the end of the fiscal quarter ended             ,         , Borrower and its Subsidiaries, on a consolidated basis, had a Tangible Net Worth equal to $        , which amount [is/is not] greater than or equal to the minimum amount required by Section 7.16(b) of the Loan Agreement for the corresponding period (i.e. the lesser of (I) the sum of the outstanding principal balances of Borrower’s three largest Eligible Note Receivables, and (II) $50,000,000, plus any positive amount of cumulative equity contributions made to Borrower from and after the Closing Date).

8.	Minimum Tangible Net Worth of HTGC.

As of the end of the fiscal quarter ended             ,         , HTGC and its Subsidiaries, on a consolidated basis, had a Tangible Net Worth equal to $        , which amount [is/is not] greater than or equal to the minimum amount required by Section 7.16(f) of the Loan Agreement for the corresponding period (i.e. the sum of (i) $500,000,000, plus (B) ninety percent (90%) of the cumulative amount of equity raised by HTGC after June 30, 2014).

9.	Maximum Debt to Worth Ratio of Borrower.

As of the last day of the fiscal quarter ended             ,         , Borrower had a Debt to Worth Ratio of      to 1.00, which [does/does not] exceed the maximum ratio permitted by Section 7.16(c) of the Loan Agreement for the corresponding period (i.e. 1.00 to 1.00).

10.	Maximum Debt to Worth Ratio of HTGC.

As of the last day of the fiscal quarter ended             ,         , HTGC and its Subsidiaries, on a consolidated basis, had a Debt to Worth Ratio of      to 1.00, which [does/does not] exceed the maximum ratio permitted by Section 7.16(g) of the Loan Agreement for the corresponding period (i.e. 1.25 to 1.00).

11.	[Debt Service Coverage Ratio.

As of the last day of the fiscal quarter ended             ,         , Borrower had gross Collections minus operating expenses minus total Interest Expense, in each case measured for the twelve-month period ending on the measurement date, to (ii) an amount equal to the product of (A) 33.333% and (B) the average Daily Balance for the fiscal quarter then ending, of      to 1:00, which [is/is not] greater than the minimum ratio required by Section 7.16(d) (i.e.1.25 to 1.00).]

12.	[Minimum Interest Coverage Ratio of Borrower.

As of the end of the fiscal quarter ended             ,         , Borrower had an Interest Coverage Ratio for the three (3) fiscal month period then ended of      to 1.00, which [is/is not] greater than or equal to the minimum ratio required by Section 7.16(e) of the Loan Agreement for the corresponding period (i.e. 2.00 to 1.00).]

13.	Minimum Interest Coverage Ratio of HTGC.

As of the end of the fiscal quarter ended             ,         , HTGC and its Subsidiaries, on a consolidated basis, had an Interest Coverage Ratio for the three (3) fiscal month period then ended of      to 1.00, which [is/is not] greater than or equal to the minimum ratio required by Section 7.16(h) of the Loan Agreement for the corresponding period (i.e. 2.00 to 1.00).

EXHIBIT D-1

[FORM OF] ACCESSION AGREEMENT

Dated as of [            , 20    ]

Reference is hereby made to the Loan and Security Agreement, dated as of May 5, 2016 (the “Loan Agreement”), by and among Hercules Funding III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, and MUFG Union Bank, N.A., as Administrative Agent and Arranger (“Bank”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

Pursuant to Section 2.13 of the Loan Agreement, Borrower, Agent and [                    ] (the “Acceding Lender”) hereby agree as follows:

1. Accession. Subject to the terms and conditions of this Accession Agreement, the Acceding Lender hereby agrees to assume, without recourse to Agent or any Lender, on the Effective Date (as defined below), a Commitment to make Loans in the amount of [$        ] (the “Assumption Amount”), in accordance with the terms and conditions set forth in the Loan Agreement [, which amount is in addition to the Acceding Lender’s existing Commitment of [$        ]]. On the Effective Date, Borrower shall pay to the Acceding Lender an upfront fee in the amount of [$        ] which fee shall be nonrefundable when paid. Upon such assumption, the Maximum Revolver Amount shall be automatically increased by the Assumption Amount. The Acceding Lender hereby agrees to be bound by, and hereby requests the agreement of Borrower and Agent that the Acceding Lender shall be entitled to the benefits of, all of the terms, conditions and provisions of the Loan Agreement as if the Acceding Lender had been one of the lending institutions originally executing the Loan Agreement as a Lender; provided, that nothing herein shall be construed as making the Acceding Lender liable to Borrower or the Lenders in respect of any acts or omissions of any party to the Loan Agreement or in respect of any other event occurring prior to the Effective Date (as defined below) of this Accession Agreement [unless the Acceding Lender was a Lender prior to the Effective Date].

2. Representations, Warranties and Agreements of Acceding Lender.

The Acceding Lender (a) represents and warrants that (i) it is duly and legally authorized to enter into this Accession Agreement, (ii) the execution, delivery and performance of this Accession Agreement do not conflict with any provision of law or of the charter or by-laws of the Acceding Lender, or of any agreement binding on the Acceding Lender, (iii) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Accession Agreement, and to render the same the legal, valid and binding obligation of the Acceding Lender, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (b) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Accession Agreement; (c) agrees that it will, independently and without reliance upon the Lenders or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (d) represents and warrants that it is eligible to become a party to this Accession Agreement under the terms and conditions of the Loan Agreement; (e) appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

3. Effect of Accession. The effective date for this Accession Agreement shall be [            , 20    ] (the “Effective Date”). Following the execution of this Accession Agreement by Borrower, and the Acceding Lender, it will be delivered to Agent for acceptance. Upon acceptance by Agent, Schedule C-1 to the Loan Agreement shall thereupon be replaced as of the Effective Date by Schedule C-1 annexed hereto. Agent shall thereafter notify the other Lenders of the revised Schedule C1 and the arrangements proposed to ensure that the outstanding amount of Advances made by each Lender will correspond to its respective Pro Rata Shares after giving effect to the accession contemplated hereby.

4. Payments. Upon such acceptance, from and after the Effective Date, Borrower shall make all payments in respect of the Acceding Lender’s Commitment (including payments of principal, interest, fees and other amounts owing under the Loan Agreement) according to the instructions provided in writing by such Acceding Lender.

5.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS ACCESSION AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS ACCESSION AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND ACCEDING LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 5.

(c) BORROWER AND EACH MEMBER OF THE LENDER GROUP ACCEDING LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND ACCEDING LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES

ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS ACCESSION AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7. Counterparts. This Accession Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Accession Agreement to be executed on its behalf by its officer thereunto duly authorized, to take effect as of the date first above written.

BORROWER:

HERCULES FUNDING III, LLC

By:
Print Name:
Title:

ACCEDING LENDER:

[ ]

By:
Print Name:
Title:

AGENT:

MUFG UNION BANK, N.A.,
AS ADMINISTRATIVE AGENT

By:
Print Name:
Title:

SCHEDULE C-1

TO ACCESSION AGREEMENT

EXHIBIT L-1

FORM OF LIBOR NOTICE

MUFG UNION BANK, N.A., as

Administrative Agent

601 East Potrero Grande Drive

Monterey Park, California 91754

Attn: Commercial Loan Operations

Ladies and Gentlemen:

Reference hereby is made to that certain Loan and Security Agreement, dated as of May 5, 2016 (the “Loan Agreement”), by and among Hercules Funding III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, and MUFG Union Bank, N.A., as Administrative Agent and Arranger (“Bank”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This LIBOR Notice represents Borrower’s irrevocable request to elect the LIBOR Option with respect to all outstanding Advances eligible to be LIBOR Rate Loans [, and is a written confirmation of the telephonic notice of such election given to Agent – INCLUDE THIS LANGUAGE IF APPLICABLE], during the Interest Period commencing on the first day of             ,          (“LIBOR Rate Effective Date”) [N.B. MUST BE THE FIRST DAY OF A CALENDAR MONTH STARTING NOT LESS THAN 3 BUSINESS DAYS AFTER THE DATE THIS NOTICE IS RECEIVED BY AGENT].

The LIBOR Rate Loans will have an Interest Period of one calendar month commencing on the LIBOR Rate Effective Date.

[This LIBOR Notice represents Borrower’s irrevocable request to elect the LIBOR Option with respect to all outstanding Advances eligible to be LIBOR Rate Loans, during the Interest Period commencing on the Closing Date and ending on the last day of the calendar month in which the Closing Date occurs. - ON CLOSING DATE ONLY, BORROWER MAY ELECT LIBOR OPTION FOR PORTION OF MONTH IN WHICH CLOSING DATE OCCURS BY USING THIS PARAGRAPH AS SUBSTITUTE FOR TWO IMMEDIATELY PRECEDING PARAGRAPHS]

MUFG UNION BANK, N.A., as

Administrative Agent

This LIBOR Notice further confirms Borrower’s acceptance of the LIBOR Rate determined by Agent for the LIBOR Rate Loans for such Interest Period in accordance with the Loan Agreement.

Dated:

HERCULES FUNDING III LLC, a Delaware limited liability company, as Borrower

By
Name:
Title:

Schedule C-1

Commitments

(as of the Closing Date)

Lender	Commitment
MUFG Union Bank, N.A.	$75,000,000
All Lenders	$75,000,000

Schedule C-1

Schedule R-1

Required Asset Documents

With respect to each Note Receivable that Borrower proposes be treated as an Eligible Note Receivable:

1. either (a) the original promissory note(s) (if any) evidencing such Note Receivable, duly executed by the applicable Account Debtor as maker and payable to the order of the original lender who funded such Note Receivable, together with originals of all assignments or endorsements to make such Note Receivable now payable to the order of Borrower, or (b) the written certification that there are no promissory notes evidencing such Note Receivable, duly executed by an Authorized Person of HTGC (provided, that if no original promissory note is delivered with respect to any Note Receivable made or purchased by Borrower, then such failure shall be deemed to constitute a representation and warranty by both HTGC and Borrower that there are no promissory notes evidencing such Note Receivable and the delivery of neither (a) nor (b) shall be required);

2. a file-stamped copy of the related Code financing statement(s) naming the applicable Account Debtor as the debtor and the original lender or agent on behalf of such lender who funded such Note Receivable as secured party, together with (if applicable) file-stamped copy(ies) of Code amendment(s) evidencing the ultimate assignment of the secured party’s interest under such Code financing statement(s) to Borrower;

3. the originals of any Warrant Assets issued in connection with such Note Receivable, together with originals of all assignments or stock powers necessary to transfer and assign all such Warrant Assets to Agent;

4. the originals of all other material agreements, documents, or instruments evidencing or securing such Note Receivable, including opinions and certificates executed and delivered, or required to be executed and delivered in connection with such Note Recivable, such as account control agreements, landlord waivers, bailee waivers, intellectual property security agreements, subordination agreements, intercreditor agreements, and opinions of counsel for each Account Debtor, opining to such matters as Borrower may require, and any amendment, waiver or modification thereto from time to time;

5. (a) an original Assignment of Note with respect to each original promissory note (if any) referred to in 1 above, executed by Borrower to the order of Lender or in blank, (b) an original assignment of warrant or stock power with respect to each warrant referred to in 3 above, executed by Borrower in blank, and (c) an original assignment with respect to all of Borrower’s rights under the documents referred to in 4 above, executed by Borrower in blank; and

7. a completed and executed Collateral Loan Checklist reflecting each document applicable to such Note Receivable as described above.

Schedule R-1

SCHEDULE 5.4

Locations of Collateral

Pursuant to section 5.4, the Borrower Collateral (other than the Collateral in the possession of Agent or Collateral Custodian) is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

[Remainder of page intentionally left blank.]

Schedule 5.4

Schedule 5.6(a)

Jurisdictions of Organization

Pursuant to section 5.6(a), the jurisdiction of organization of HTGC and the Borrower is set forth below:

1.	HTGC: The State of Maryland.

2.	Borrower: The State of Delaware.

[Remainder of page intentionally left blank.]

Schedule 5.6(a)

SCHEDULE 5.6(b)

Chief Executive Offices

Pursuant to section 5.6(b), the chief executive office of HTGC and the Borrower is located at the address indicated below:

1.	HTGC: Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attn: Chief Executive Officer and Chief Financial Officer.

2.	Borrower: Hercules Funding III, LLC, c/o Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attn: Chief Executive Officer and Chief Financial Officer.

[Remainder of page intentionally left blank.]

Schedule 5.6(b)

SCHEDULE 5.6(c)

Organizational ID Numbers

Pursuant to section 5.6(c), the organizational identification numbers and federal employer identification numbers, if any, of HTGC and the Borrower are:

1.	HTGC: The Maryland issued organizational number is D07705197. The federal employer identification number is 74-3113410.

2.	Borrower: The Delaware issued organizational number is 6000713.

[Remainder of page intentionally left blank.]

Schedule 5.6(c)

SCHEDULE 5.6(d)

Commercial Tort Claims

Pursuant to section 5.6(d), as of the Closing Date, Borrower does not hold any commercial tort claims, except as set forth below:

None.

[Remainder of page intentionally left blank.]

Schedule 5.6(d)

SCHEDULE 5.7(b)

Capitalization of Borrower and HTGC

Pursuant to section 5.7(b), set forth below is a complete and accurate description of the authorized capital Stock of each of HTGC and Borrower, by class, and, as of the Closing Date, a description of the interests of each such class that are issued and outstanding:

HTGC

1.	Please see below for description of HTGC of the authorized capital Stock and, as of April 29, 2016, the aggregate outstanding amount thereof:

Under the terms of our charter, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, of which 72,442,803 shares are outstanding as of September 17, 2015. Under our charter, our Board of Directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock, and to cause the issuance of such shares, without obtaining stockholder approval. In addition, as permitted by the Maryland General Corporation Law, but subject to the 1940 Act, our charter provides that the Board of Directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges, except as described below and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable.

Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of assets legally available therefor. Shares of our common stock have no conversion, exchange, preemptive or redemption rights. In the event of a liquidation, dissolution or winding up of Hercules Technology Growth Capital each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock will elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

TITLE OF CLASS	AMOUNT AUTHORIZED	AMOUNT HELD BY	AMOUNT OUTSTANDING
		COMPANY FOR ITS
		ACCOUNT
Common Stock	200,000,000	—	73,664,846

Borrower

1.	The Membership Interest of Borrower is 100% owned by HTGC in return for $100.00 agreed value of capital contribution.

[Remainder of page intentionally left blank.]

Schedule 5.7(b)

SCHEDULE 5.15

Intellectual Property

Pursuant to section 5.15, listed below is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower is the owner or is an exclusive licensee, other than shrink wrap and other similar licenses generally available to the public:

None.

[Remainder of page intentionally left blank.]

Schedule 5.15